Exhibit 2.1
Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT
by and among
SEAGATE TECHNOLOGY LLC,
SEAGATE SINGAPORE INTERNATIONAL HEADQUARTERS PTE. LTD.,
SEAGATE TECHNOLOGY HOLDINGS PLC,
and
AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

dated as of April 23, 2024

i

Page

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization and Corporate Power	36
4.2	Authorization of Transactions	36
4.3	No Conflicts	36
4.4	Litigation	37
4.5	No Other Representations or Warranties	37

	ARTICLE V

	INDEMNIFICATION AND RELATED MATTERS

5.1	Survival; Risk Allocation	37
5.2	Indemnification	38

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Certain Tax Matters	44
6.2	Publicity	45
6.3	Further Assurances	46
6.4	Specific Performance	46
6.5	Expenses	47
6.6	Confidentiality	47
6.7	Intellectual Property	48
6.8	Effect of Investigation	49
6.9	Employees	50
6.10	Risk of Loss; Insurance	53
6.11	Litigation and Investigation Support	53
6.12	Nonsolicitation	55

	ARTICLE VII

	MISCELLANEOUS

7.1	Amendment and Waiver	55
7.2	Notices	55
7.3	Binding Agreement; Assignment	56
7.4	Severability	56
7.5	Construction	56
7.6	Headings	57
7.7	Entire Agreement	57
7.8	Governing Law	57
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7.9	Consent to Jurisdiction	57
7.10	Counterparts; Delivery by Facsimile	58
7.11	Waiver of Jury Trial	58
7.12	No Third-Party Beneficiaries	58

INDEX OF EXHIBITS

Exhibit A	Form of Assignment and Assumption and Bill of Sale
Exhibit B	Allocation Principles
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Local Asset Purchase Agreement
Exhibit F	Form of Workforce Transition Agreement

SCHEDULES
Sellers Disclosure Schedules

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 23, 2024, by and among Seagate Technology LLC, a Delaware limited liability company, Seagate Singapore International Headquarters Pte. Ltd., a private company incorporated under the laws of Singapore (collectively, the “Sellers”), Avago Technologies International Sales Pte. Limited, a private company incorporated under the laws of Singapore (“Buyer”), and solely for purposes of Section 6.3 and Section 6.7 herein, Seagate Technology Holdings PLC, a public company incorporated under the laws of Ireland (“Seller Parent”). Sellers and Buyer are collectively referred to in this Agreement as the “Parties” and individually as a “Party”.
WHEREAS, Sellers and their Subsidiaries are engaged in the Product Operations; and
WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to, and desire to cause their relevant Subsidiaries to, sell, assign, transfer, convey and deliver to Buyer and its Subsidiaries, and Buyer and its Subsidiaries desire to purchase and acquire from Sellers and their Subsidiaries, all of their right, title and interest in and to certain assets related to the Product Operations, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS
1.1Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Additional Closing” means a closing of the sale and purchase of Purchased Assets with respect to any jurisdiction, which closing did not occur at the Closing.
“Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
“Antitrust Laws” means antitrust, competition and trade regulation Laws.
“Books and Records” means books, records, ledgers, files, documents, correspondence, lists, data, studies and reports, including all quality control records, research and development files, lists and records pertaining to suppliers, company manuals and other materials, whether written, electronic or otherwise. For clarity, Books and Records includes Technology (including Seller Technology) to the extent existing in a form or medium that can be readily copied without significant effort or expense (such as software or documentation, but not hardware).

“Business Day” means any day, excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such states are authorized or obligated by Law or other governmental action to be closed.
“Cash” means cash and cash equivalents.
“Code” means the Internal Revenue Code of 1986, as amended.
“Comparable Position” means a position with the following attributes, as described in the Seagate US LLC Reduction in Force Separation Pay Plan, as amended and restated effective July 21, 2021: (a) total cash compensation equal to at least eighty-five percent (85%) of the combined base and target incentive pay of the Transferred Employee’s position with the applicable Seller or Employing Subsidiary as in effect immediately prior to the Closing; (b) a work location no more than fifty (50) miles from the Transferred Employee’s work location as in effect immediately prior to the Closing; and (c) for which the Transferred Employee’s relocation of the Transferred Employee’s principal residence is not required by the Buyer or any of its Affiliates.
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated October 10, 2022, as amended, by and among Broadcom Inc. and Seagate Technology LLC.
“Contract” means any oral or written contract, subcontract, note, bond, guarantee, license, sublicense, mortgage, purchase order, indenture, evidence of Indebtedness, loan agreement, lease, sublease, agreement, instrument, binding arrangement or any binding commitment to enter into any of the foregoing.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Employing Subsidiary” means an Affiliate of Seller that employs a Product Operations Employee.
“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, recycling, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, lead or lead-based paints or materials, polychlorinated biphenyls, radon, noise or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation, trade, business, or entity that would be deemed a “single employer” with Seller or any of its Affiliates within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Excluded Tax Refunds” means all cash refunds of Taxes actually paid by the Sellers or any of their Affiliates that are received within the two (2) year period beginning on the Closing Date.
“Excluded Taxes” means, without duplication, (a) any Taxes imposed on, with respect to or relating to the Product Operations, any of the Purchased Assets or any of the Assumed Liabilities for any Pre-Closing Tax Period, (b) any Taxes (other than Transfer Taxes) of, imposed on or with respect to Sellers (or any direct or indirect owners of Sellers) or their Affiliates for any taxable period, (c) any Taxes imposed on, with respect to or relating to any Excluded Asset or any Excluded Liability for any taxable period, (d) Taxes arising or resulting from a breach of any representation or warranty contained in Section 3.7 (in each case, without giving effect to any limitation or qualification as to materiality or knowledge set forth therein or any scheduled exception thereto) or a breach by Sellers of any covenant and agreement contained in this Agreement, and (e) any Transfer Taxes for which Sellers are responsible pursuant to Section 6.1(b).
“Fraud” means common law fraud under the Laws of the State of Delaware.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any United States, state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state, local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.
“Indebtedness” means, with respect to a Person, at a particular time, without duplication, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of the type referred to in any of clauses (a), (b) or (d) through (k) of this definition or others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed; (d) all guarantees by such Person (or any other arrangement having the economic effect of a guarantee) of obligations of any other Person of the type referred to in any of clauses (a) through (c) or (e) through (k) of this definition; (e) all obligations in respect of capital, finance and synthetic leases; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all obligations in respect of securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination); and (k) all accrued interest, accreted value, conversion obligations, penalties or fees related to any of the foregoing, including any prepayment and redemption premiums, make-whole payments or penalties (including breakage costs) and any other fees and expenses paid or payable to satisfy such indebtedness.

“Infrastructure Assets” means the following assets used by Sellers and their respective Affiliates in the operation of their businesses: (a) email systems; (b) servers (other than the servers listed on Section 2.1(a)(iii) of the Sellers Disclosure Schedules); (c) personal productivity assets (other than the Transferred Personal Productivity Assets); (d) telephone and communication systems and equipment, public Internet Protocol address blocks, autonomous numbers or public domain names; and (e) human resource, accounting, finance, payroll, compliance, legal, quality, facility, security, safety/health/environment and other enterprise, administrative, or corporate overhead systems and services.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, and other designations of origin, domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Marks”); (c) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (“Copyrights”); (d) mask work rights and any other similar or equivalent rights; (e) trade secrets and industrial secret rights, and similar or equivalent rights in know-how, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Key Employee” means each Product Operations Employee identified as a “Key Employee” on Section 1.1(a) of the Sellers Disclosure Schedules.
“Key Employee Employment Agreements” means the employment offer letters between either LSI Corporation, a Delaware corporation, or LSI India Research & Development Private Limited, and each of the Key Employees entered into prior to the date hereof and effective contingent upon the occurrence of the Closing.
“Knowledge” as used in the phrases “to the Knowledge of Sellers,” “to Sellers’ Knowledge,” or phrases of similar import means the actual knowledge (after reasonable inquiry) of the persons set forth on Section 1.1(b) of the Sellers Disclosure Schedules.
“Labor Agreement” means any collective bargaining agreement or other material agreement with any representative body with respect to the Product Operations Employees.
“Law” foreign or domestic, federal, national, state, provincial, territorial or local law, common law, statute, treaty, ordinance, rule, regulation or code of any Governmental Entity or any statute, rule, regulation, executive order, decree, decision, determination, binding interpretation or other order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Liability” means any and all liabilities, debts and obligations (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise), of whatever kind and nature.
“Lien” means any and all liens (statutory or otherwise), preferential arrangements of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), hypothecations, assignments, pledges, mortgages, license, deeds of trust, security interests, claims, leases, charges, options, preemptive rights, rights of first refusal or first offer, easements, restriction on the use or transfer of any property, servitudes, proxies, voting trusts or agreements, transfer restriction under any shareholder or similar agreements, encumbrances and other restrictions or limitations on any attribute of ownership whatsoever.
“Local Transfer Agreements” means, together, (a) the Asset Purchase Agreement in the form attached hereto as Exhibit E (the “Local Asset Purchase Agreement”), (b) the Workforce Transition Agreement in the form attached hereto as Exhibit F-1 and the Secondment Agreement in the form attached hereto as Exhibit F-2 (together, the “Workforce Transition Agreement”), and (c) the agreement by and among Seagate Technology HDD (India) Private Limited and LSI India Research & Development Private Limited, in the form attached hereto as Exhibit D-2.
“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Product Operations, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including the imposition of new or increased tariffs); (b) any changes in general conditions in the semiconductor industry, including supply chain disruptions; (c) any changes in general political conditions; (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; and (g) the execution and delivery of this Agreement or the transactions contemplated by this Agreement, or the public announcement of this Agreement or the transactions contemplated hereby; provided that, with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (f), if such Effect has had a disproportionate adverse impact on the Product Operations relative to other businesses operating in the industry or industries in which the Product Operations operates, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Open Source Material” shall mean any Software, documentation or other material that is distributed under a licensing or distribution model meeting the definition of “Open Source” promulgated by the Open Source Initiative (available online at http://opensource.org/osd) (each, “Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license approved by the Open Source Initiative as set forth on www.opensource.org/licenses/alphabetical.
“Ordinary Course of Business” means ordinary and usual course of business, consistent with past practice (including with respect to quantity and frequency) (if there is any such past practice).
“Organizational Documents” means, with respect to a Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person.
“Patent Assignment Agreement” means the agreement between Buyer and Sellers and each of their Subsidiaries in the form attached hereto as Exhibit C.
“Permitted Liens” means (a) mechanic’s, materialman’s, supplier’s and similar liens; (b) statutory liens for Taxes that are not yet delinquent; and (c) non-exclusive licenses to Intellectual Property Rights or Technology (i) granted (or deemed granted) in confidentiality and non-disclosure agreements with respect to information disclosed in such agreements, (ii) granted in Contracts with consultants, contractors and vendors to the extent granting licenses in connection with the counterparty’s provisions of products or services to or for any of the Sellers, or (iii) otherwise granted in the ordinary course of business.
“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.
“Plan” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and (b) each other compensation or benefit plan, program, agreement or arrangement, including all equity ownership, equity purchase, equity option, phantom equity or other equity-based, retirement, vacation, severance, termination, layoff, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, saving plans, profit sharing, life insurance, medical, dental, accident, gratuity, indemnity and deferred compensation plan, program, agreement or arrangement, whether or not subject to ERISA (and whether or not terminated) (i) that is sponsored or maintained by any Seller or any of its ERISA Affiliates, (ii) to which any Seller or any of its ERISA Affiliates is a party or contributes or is obligated to contribute, pay premiums or make other payments or (iii) with respect to which any Seller or any of its ERISA Affiliates could reasonably be expected to have any Liability.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Proceeding” means an action, claim, demand, suit, causes of action, investigation, arbitration, mediation, audit, order, judgment or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Product Operations” means the design, development, specification, characterization, manufacture, having manufactured and testing of Seller Products.
“Product Operations Employee” means each employee of Sellers or any Employing Subsidiary who is employed as of the Closing and identified as a “Product Operations Employee” on Section 1.1(c) of the Sellers Disclosure Schedules.
“Property Taxes” means any real, personal and intangible ad valorem property Taxes.
“Registered Intellectual Property” means all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered mask works and applications to register mask works, (e) domain name registrations and (f) all other Intellectual Property Rights that are registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).
“Representatives” means, when used with respect to any Person, such Person’s Affiliates and its and their respective the directors, officers, employees, consultants, financial advisors, financing sources, accountants, legal counsel, investment bankers and other agents, advisors and representatives.
“Retained Businesses” means Sellers’ and their Affiliates’ businesses other than the Product Operations, as conducted as of or prior to Closing, and any natural evolutions thereof (and in any event, excluding the design, development, specification, characterization, manufacture, having manufactured and testing of any hard drive memory controllers SOCs or hard drive SOCs that are not Retained SOCs).
“Retained Products” means (a) the Retained SOCs, and (b) all other products and services (other than hard drive memory controllers SOCs or hard drive SOCs) designed, developed, specified, characterized, manufactured, tested, marketed or sold by or for the Retained Business as of or prior to Closing, regardless of the state of development.
“Retained SOCs” means the SOCs that are set forth on Section 1.1(d) of the Sellers Disclosure Schedules.

“Seller Intellectual Property Licenses” means all Contracts: (i) pursuant to which any other Person has licensed, granted rights or access to any Intellectual Property Rights (including Patent licenses and cross licenses, covenants not to sue, SaaS agreements, or similar license forms), in each case that is used in the Product Operations, to Sellers or any of their respective Affiliates, including Contracts with respect to (A) any Software or related services, or Intellectual Property Rights, (B) licenses to any semiconductor IP (including IP blocks or memory), packaging or firmware, and (C) any other licenses to third-party Intellectual Property Rights or Technology (collectively, “In-Bound Licenses”); and (ii) each Contract pursuant to which the Sellers or any of their respective Affiliates have granted, or agreed to grant, to any other Person any right, access to, or license (including Patent licenses and cross licenses, covenants not to sue, SaaS agreements, or similar license forms) to any Seller Intellectual Property Rights (“Out-Bound Licenses”).
“Seller Intellectual Property Rights” means (a) any and all Intellectual Property Rights (other than Patents and Marks) that (i) are owned or purported to be owned by Sellers or any of their Subsidiaries and (ii) are (A) embodied by the Seller Products or (B) primarily used, primarily held for use, or otherwise primarily related to the Seller Products and the Product Operations, and (b) the Patents set forth on Section 1.1(e) of the Sellers Disclosure Schedules.
“Seller Products” means any version, iteration or formulation of the SOCs that are set forth on Section 1.1(f) of the Sellers Disclosure Schedules.
“Seller Technology” means any and all Technology that, as of the Closing, both (a) is owned or purported to be owned by Sellers or their respective Subsidiaries (through ownership or purported ownership of the Intellectual Property Rights embodied thereby or, where such Technology is not protected by Intellectual Property Rights, by virtue of the Technology having been developed by or for Sellers or their respective Subsidiaries), and (b) is primarily used, primarily held for use, necessary, or otherwise primarily related to the Seller Products and the Product Operations, including the Technology set forth on Section 1.1(g) of the Sellers Disclosure Schedules.
“Shared Technology” means Technology that, as of the Closing, both (a) constitutes Seller Technology, and (b) is incorporated into any Retained Products (or the designs thereof), or is otherwise used, held for use or necessary for the Retained Businesses. A description of the Shared Technology is set forth on Section 1.1(h) of the Sellers Disclosure Schedules.
“SOC” means system-on-chip controller.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity (a) of which such Person or a subsidiary of such Person is a general partner or managing member, (b) at least a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person or one or more subsidiaries thereof or (c) which such Person directly or indirectly otherwise possesses the power to direct or cause the direction of its management or policies.
“Tax” means (i) any and all taxes, charges, levies, customs, fees, imposts, duties or other governmental assessments in the nature of tax, including, without limitation, any U.S. federal, state, local or foreign income, gross receipts, capital gains, franchise, profits, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, escheat, intangibles, net worth, workers’ compensation, social security, unemployment, employment, disability, payroll, license, withholding, contribution or other taxes, and including any interest, penalties, additions to tax or additional amounts imposed in respect of any of the foregoing, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding by or against any taxing authority or otherwise with respect to or relating to Taxes.
“Tax Return” means any return, form, declaration, report, claim for refund, election, information return, statement or other document filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Technology” means all source code, object code, and documentation related to the foregoing (“Software”), and other works of authorship including, semiconductor IP (including SOC designs (in production and in development), SOC generation designs (current and former), net lists, architectural documents, specifications, RTL files, verification test benches, development scripts, probe test programs, final test programs, layouts, floorplans, GDSII files and mask works), inventions, databases and documentation, but in all cases excludes the Intellectual Property Rights embodied by the foregoing.
“Transaction Documents” means this Agreement and the executed form of each agreement and instrument attached as an exhibit to this Agreement, and all other certificates being delivered by the Parties or their respective Affiliates pursuant to or in connection with the foregoing.

“Transaction Expenses of Buyer” means all of the fees, costs and expenses incurred, paid or payable by or on behalf of Buyer (or any of its Affiliates) in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement that are incurred on or prior to the Closing Date, including attorneys’, accountants’, investment bankers’, brokers’ and other advisors’ fees and expenses payable by Buyer.
“Transaction Expenses of Sellers” means all of the fees, costs and expenses incurred, paid or payable by or on behalf of Sellers (or any of their respective Affiliates) in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement that are incurred on or prior to the Closing Date, including (a) attorneys’, accountants’, investment bankers’, brokers’ and other advisors’ fees and expenses payable by Sellers, (b) any filing fees or similar costs payable in connection with the consummation of the transactions contemplated by this Agreement, (c) any costs, fees and expenses (including prepayment premiums or penalties) associated with the repayment of Indebtedness of Sellers on or prior to the Closing Date and (d) any costs, payments, amount of compensation or cost of accommodation required to obtain the consent of the other parties to any Purchased Contract or Purchased Asset for the assignment of such Purchased Contract or Purchased Asset to Buyer pursuant to Section 2.7.
“Transition Services Agreements” means collectively (i) the agreement by and among Seagate Technology LLC, Seagate Singapore International Headquarters Pte. Ltd. and Buyer, in the form attached hereto as Exhibit D-1 and (ii) the agreement by and among Seagate Technology HDD (India) Private Limited and LSI India Research & Development Private Limited, in the form attached hereto as Exhibit D-2.
“VAT/GST” means (i) within the European Union, such tax as may be levied in accordance with (but subject to derogations from) EC Directive 2006/112 and, (ii) outside the European Union, any similar Taxes levied by reference to added value, services, turnover or sales, including goods and services tax, or GST (including, for the avoidance of doubt, GST imposed by the Republic of Singapore), whether imposed in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.
1.2Other Definitions. Each of the following defined terms has the meaning given to such term in the Section set forth opposite such defined term:
Defined Term    Section Reference
Agreement...........................................................................................................................    Preamble
Allocation......................................................................................................................................2.5
Assignment and Assumption and Bill of Sale................................................................    2.6(b)(iii)C)
Assumed Liabilities..................................................................................................................    2.2(a)
Available Insurance Policies..................................................................................................    6.10(b)
Basket...................................................................................................................................    5.2(b)(i)
Business Contracts...................................................................................................................    3.8(a)
Buyer..................................................................................................................................    Preamble
Buyer Indemnified Parties.......................................................................................................    5.2(a)
Buyer Indemnified Party..........................................................................................................5.2(a)
Buyer Licensed IP....................................................................................................................    6.7(c)
Buyer SOC Operations........................................................................................................    2.1(a)(x)

Buyer’s Allocation........................................................................................................................    2.5
Closing......................................................................................................................................    2.6(a)
Closing Date.............................................................................................................................    2.6(a)
Contributor...............................................................................................................................    3.9(h)
Contributor Assignment Agreement........................................................................................    3.9(h)
Copyrights........................................................................    Definition of Intellectual Property Rights
Covered Purchased Assets.....................................................................................................    6.10(a)
DCP Employee.........................................................................................................................    6.9(f)
Declining Employee.................................................................................................................    6.9(b)
Deferred Compensation Plan....................................................................................................    6.9(f)
Designated Attorneys.............................................................................................................    6.11(b)
Employment Offer...................................................................................................................    6.9(b)
Enforceability Limitations............................................................................................................    3.2
Excluded Assets.......................................................................................................................    2.1(b)
Excluded Liabilities.................................................................................................................    2.2(b)
Excluded Portions...............................................................................................................    2.1(b)(vi)
Excluded Tax Refunds.......................................................................................................    2.1(b)(xi)
Final Determination............................................................................................................    5.2(g)(iv)
Final Release Amount.........................................................................................................    5.2(g)(ii)
Final Release Date...............................................................................................................    5.2(g)(ii)
First Release Amount...........................................................................................................    5.2(g)(i)
First Release Date.................................................................................................................    5.2(g)(i)
Holdback Amount....................................................................................................................    2.3(b)
In-Bound Licenses.............................................    Definition of Seller Intellectual Property Licenses
Indemnified Party.................................................................................................................    5.2(e)(i)
Indemnifying Party...............................................................................................................    5.2(e)(i)
Insiders.......................................................................................................................................    3.12
Lab Assets............................................................................................................................    2.1(a)(i)
Leave Employee......................................................................................................................6.9(a)
Licenses..................................................................................................................................    3.13(b)
Loss...........................................................................................................................................    5.2(a)
Losses.......................................................................................................................................    5.2(a)
Marks...............................................................................    Definition of Intellectual Property Rights
Mutual Consent..................................................................................................................    5.2(g)(iv)
Offered Deadline......................................................................................................................    6.9(b)
Offered Employees..................................................................................................................    6.9(b)
Open Source.............................................................................    Definition of Open Source Material
Open Source License...............................................................    Definition of Open Source Material
Out-Bound Licenses...........................................    Definition of Seller Intellectual Property Licenses
Outstanding Claims..............................................................................................................    5.2(g)(i)
Parties.................................................................................................................................    Preamble
Party...................................................................................................................................    Preamble
Patents..............................................................................    Definition of Intellectual Property Rights
Payor....................................................................................................    .........................................2.8
Personal Information    ..............................................................................................................3.16(b)
Privacy Laws    ..........................................................................................................................3.16(a)

Privacy Policies......................................................................................................................    3.16(a)
Purchase Price..........................................................................................................................    2.3(b)
Purchased Assets......................................................................................................................    2.1(a)
Purchased Contracts............................................................................................................    2.1(a)(iv)
Qualifying Offer    .......................................................................................................................6.9(c)
Resolved Amount...............................................................................................................    5.2(g)(iii)
Review Accountant    .......................................................................................................................2.5
Seller Fundamental Representations........................................................................................    5.1(a)
Seller Indemnified Parties........................................................................................................    5.2(c)
Seller Indemnified Party..........................................................................................................    5.2(c)
Seller Licensed IP....................................................................................................................    6.7(b)
Seller Registered Intellectual Property.....................................................................................    3.9(a)
Sellers.................................................................................................................................    Preamble
Sellers Disclosure Schedules.............................................................................................    Article III
Sellers’ Allocation Notice    .............................................................................................................2.5
Shared Contract..................................................................................................................    2.1(a)(iv)
SOC.....................................................................................................    Definition of Seller Products
Software    ....................................................................................................Definition of Technology
SSO..........................................................................................................................................    3.9(k)
Terminated Employee..............................................................................................................6.9(b)
Trade Secrets...................................................................    Definition of Intellectual Property Rights
Transfer Taxes..........................................................................................................................    6.1(b)
Transferred Employees............................................................................................................    6.9(b)
Transferred Personal Productivity Assets............................................................................    2.1(a)(ii)
USPTO......................................................................................................................................    6.7(f)
Valid Pre-Closing Claims......................................................................................................    6.10(b)
Visa Employee..........................................................................................................................    6.9(a)
ARTICLE II

PURCHASE AND SALE OF ASSETS
2.1    Purchase of Assets; Excluded Assets.
(a)On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) to Buyer, free and clear of all Liens other than Permitted Liens, all of Sellers’ and Sellers’ Affiliates’ right, title and interest in and to all of the following assets, properties and rights (of every kind or nature, and whether or not reflected on the books or financial statements of the applicable Seller or its Affiliates) (collectively, the “Purchased Assets”):
(i)all lab equipment, manufacturing equipment and related tangible assets primarily used in connection with the Product Operations, including those described on Section 2.1(a)(i) to the Sellers Disclosure Schedules, but excluding those assets described on Section 2.1(b)(i) of the Sellers Disclosure Schedules and those assets described in Sections 2.1(b)(xiii) and 2.1(b)(xiv) (collectively, “Lab Assets”);

(ii)all laptops, personal computers and related accessories listed on Section 2.1(a)(ii) of the Sellers Disclosure Schedules (collectively, “Transferred Personal Productivity Assets”);
(iii)all servers listed on Section 2.1(a)(iii) of the Sellers Disclosure Schedules;
(iv)(A) all Seller Intellectual Property Licenses that are listed on Section 2.1(a)(iv)(A) of the Sellers Disclosure Schedules and (B) all other Contracts listed on Section 2.1(a)(iv)(B) of the Sellers Disclosure Schedules, including any sales orders and purchase orders issued under such Seller Intellectual Property Licenses and Contracts (collectively, the “Purchased Contracts”), except, in the case of any Purchased Contracts marked with an asterisk in Section 2.1(a)(iv)(A) or Section 2.1(a)(iv)(B) of the Sellers Disclosure Schedules (each a “Shared Contract”), not such portion of the Shared Contracts (or sales orders and purchase orders issued thereunder) to the extent relating to the Excluded Assets;
(v)all Seller Intellectual Property Rights, including: (A) the right to register, prosecute, maintain or record any Seller Intellectual Property Rights with any Governmental Entity and (B) the right to all past, present and future income, royalties, damages and payments due from third parties after Closing with respect to such Seller Intellectual Property Rights;
(vi)all Seller Technology, but excluding hardware, equipment and Infrastructure Assets, copies of the Books and Records described in Section 2.1(b)(vi) that are retained by Sellers, copies of Shared Technology described in Section 2.1(b)(xv) that are retained by Sellers, those assets described on Section 2.1(b)(i) of the Sellers Disclosure Schedules, and those assets described in Section 2.1(b)(xiv);
(vii)(A) all originals and copies of any Books and Records in each case to the extent (y) in the possession of Sellers and their respective Affiliates and (z) primarily relating to the Seller Products, Product Operations or the Transferred Employees, along with the data contained or embodied in the electronic records of the Books and Records described herein and (B) copies of any Books and Records in each case to the extent in the possession of Sellers and their respective Affiliates and relating, but not primarily relating, to the Seller Products, Product Operations or the Transferred Employees, except that, with respect to each of (A) and (B) above, the Purchased Assets shall not include the portion of any Books and Records that cannot be transferred without violating applicable Law, the assets described in Sections 2.1(b)(xii) and 2.1(b)(xiii); copies of the Books and Records described in Section 2.1(b)(vi) that are retained by Sellers, and copies of Shared Technology described in Section 2.1(b)(xv) that are retained by Sellers;
(viii)all original registration certificates, and prosecution files and dockets relating to each item of Seller Intellectual Property Rights;

(ix)all rights, causes of actions and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties, in each case, to the extent relating to the other Purchased Assets or the Assumed Liabilities, but excluding those assets described in Section 2.1(b)(xvii);
(x)any Licenses required to hold or operate the Purchased Assets as they are contemplated to be transferred to Buyer pursuant to the Transaction Documents, other than (A) the Licenses set forth on Section 2.1(a)(x) of the Sellers Disclosure Schedules (B) Licenses primarily related to the Infrastructure Assets or other authorizations to do business not primarily related to the Products Operations, and (C) any Licenses of a kind that Buyer or its Affiliates currently hold, or are required to hold, in connection with the design, development, specification, characterization, manufacture, having manufactured and testing of SOCs presently conducted by Buyer (such operations, the “Buyer SOC Operations”);
(xi)subject to Section 2.1(b)(iv), all prepaid expenses, credits, deposits, warranties, guarantees, claims, refunds (other than Excluded Tax Refunds), rights of recovery, rights of set-off, rights of recoupment and advance payments of any kind under the Purchased Contracts; and
(xii)all work-in-process inventory that is used or held for use in the manufacture of the Seller Products, whether located at any facility of the Product Operations or at any other location in the supply chain of the Product Operations.
(b)Excluded Assets. The following assets are excluded from the purchase and sale contemplated by this Agreement and shall be retained by Sellers and Sellers’ Affiliates, as applicable (collectively, the “Excluded Assets”):
(i)all lab equipment, manufacturing equipment and related tangible assets primarily used in connection with the Product Operations set forth on Schedule 2.1(b)(i) of the Sellers Disclosure Schedules;
(ii)any Contracts other than the Purchased Contracts;
(iii)such portion of the Shared Contracts (or sales orders and purchase orders issued thereunder) to the extent relating to the other Excluded Assets or Retained Businesses;
(iv)Contracts with any Product Operations Employee;
(v)all Cash and accounts receivables of Sellers and their respective Affiliates;
(vi)copies of all Books and Records; provided that with respect to Books and Records described in Section 2.1(a)(vii)(A) above, only the portions of which (1) are relating to any other Excluded Asset or Excluded Liability or (2) that pertain to the corporate existence, equity arrangements, accounting practices or ownership of any Seller, including the charter documents, minute books, stock ledgers, auditor’s letters and other constituent records relating to the corporate organization of any Seller or Affiliate thereof (“Excluded Portions”); and provided, further, that Sellers shall have the right, upon prior notice to Buyer, to redact or remove any Excluded Portions from any Books and Records otherwise required to be delivered to Buyer hereunder;
(vii)all rights, causes of actions and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties, in each case, to the extent relating to any Excluded Asset or any Excluded Liability;
(viii)all shares of capital stock or equity interests in any Person;
(ix)all assets of any Plan or any other employee benefit plan program or arrangement sponsored or maintained by Sellers or any of their Affiliates on behalf of any Product Operations Employee;
(x)all letters of credits, loan facilities and performance bonds;
(xi)all Excluded Tax Refunds;
(xii)all Tax Returns and financial statements of Sellers or their respective Affiliates and all records (including working papers) related thereto;
(xiii)all Infrastructure Assets, including all documentation and materials related thereto;
(xiv)all finished goods inventory of Sellers and their respective Affiliates;
(xv)copies of all Shared Technology solely for the purpose of exercising Sellers’ rights under Section 6.7(c);
(xvi)all Intellectual Property Rights that are not Seller Intellectual Property Rights;

(xvii)without limiting Section 6.10, all rights and claims under any insurance policy or any self-insurance program of Sellers or any of their respective Affiliates; and
(xviii)all rights of Sellers or any of their respective Affiliates under this Agreement and the other Transaction Documents.
2.2     Assumed Liabilities; Excluded Liabilities
(a)On and subject to the terms and conditions of this Agreement, Buyer shall, effective as of the Closing Date, assume and thereafter pay, perform and discharge when due only the following Liabilities of Sellers or any of their respective Affiliates (collectively, the “Assumed Liabilities”):
(i)all Liabilities (including, for the avoidance of doubt, any Tax Liabilities) solely in respect of the ownership, operation, or conduct of the Product Operations or the Purchased Assets in each case following the Closing Date;

(ii)all Liabilities to the extent resulting from, arising out of or relating to the Purchased Contracts following the Closing Date, other than any Liabilities to the extent resulting from any breach, default or violation (or action or omission that with or without the passage of time or the giving of notice or both would result in a breach, default or violation) of such Purchased Contracts by Sellers or any of their respective Affiliates prior to the Closing Date;
(iii)all Liabilities in respect of or relating to the employment or service of any Transferred Employee that arise following the Employment Start Date and which relate to Contracts or obligations expressly assumed or implemented by Buyer; and
(iv)all Liabilities for which Buyer or its respective Affiliates expressly have responsibility pursuant to the terms of this Agreement or the other Transaction Documents.
(b)Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, and regardless of whether such Liability is disclosed in this Agreement (except as specifically assumed in Section 2.2(a)) or on any schedule or exhibit to this Agreement, all Liabilities of Sellers or any of their respective Affiliates that are not specifically identified in Section 2.2(a) as Assumed Liabilities are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Liabilities”), including:
(i)all Liabilities of Sellers or any of their respective Affiliates to the extent arising out of or relating to the ownership, operation, or conduct of the Product Operations or the Purchased Assets (other than the Purchased Contracts) on or prior to the Closing, including any litigation, claim, assessment, action, suit, Proceeding, order, judgment, decree or investigation of any kind or nature initiated after the Closing Date with respect thereto;
(ii)all Transaction Expenses of Sellers;
(iii)all Liabilities for which Sellers expressly have responsibility pursuant to the terms of this Agreement or the other Transaction Documents;
(iv)all Liabilities of Sellers or any of their respective Affiliates to the extent arising out of or relating to the Excluded Assets;
(v)all Liabilities of Sellers or any of their respective Affiliates to the extent resulting from, arising out of or relating to the Purchased Contracts before the Closing Date, including (A) all accounts payable incurred prior to the Closing and (B) all Liabilities to the extent resulting from any breach, default or violation (or action or omission that with or without the passage of time or the giving of notice or both would result in a breach, default or violation) of the Purchased Contracts by Sellers or any of their respective Affiliates prior to the Closing Date;
(vi)all Liabilities of Sellers or any of their respective Affiliates for or in respect of Excluded Taxes;

(vii)all Liabilities (including Tax Liabilities) of Sellers or any of their respective Affiliates relating to or arising out of any Plan or any other employee benefit plan program or arrangement sponsored or maintained by Sellers or any of their Affiliates on behalf of any Product Operations Employee, regardless of whether such Liabilities arise prior to or following the Closing Date;
(viii)all Liabilities of Sellers or any of their respective Affiliates in respect of or relating to the employment or service of any current or former Product Operations Employee before the Employment Start Date, including and without limiting the last sentence of Section 6.9(b), all Liabilities in respect of or relating to the failure to employ or engage, or termination of employment or service, of any current or former Product Operations Employee (e.g., all Liabilities for severance payments or benefits, gratuity payments, unpaid bonuses, commissions or similar incentive compensation, equity or equity-based compensation, unfunded or underfunded deferred compensation, underfunded pension liabilities, paid time off, and, in each case, the employer portion of any payroll, employment or similar Taxes due on the foregoing amounts); and
(ix)all other Liabilities of Sellers or any of their respective Affiliates not expressly included within the definition of Assumed Liabilities.
The intent of the Parties is that, except for Assumed Liabilities, Buyer shall not, and does not hereby, assume, and no transferee or successor liability of any kind and nature shall attach to Buyer pertaining to, any of the Excluded Liabilities, all of which such Excluded Liabilities shall be the sole responsibility of Sellers. Notwithstanding the foregoing, for the avoidance of doubt, the Transaction Expenses of Buyer shall be the sole responsibility of Buyer and its Affiliates.
Subject to Section 5.2(h), in no event shall anything in this Agreement limit the rights, agreements, obligations or Liabilities of the Parties or any of their respective Affiliates under any other Contract (excluding any Transaction Documents, as provided for herein) between or among the Sellers or their Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, in effect as of or following the execution of this Agreement, subject to and in accordance with their respective terms (as they may be amended, modified or supplemented from time to time and as they may have been amended, modified or supplemented by the Transaction Documents).
2.3    Delivery of Certain Assets.
(a)Sellers shall transfer or deliver the Purchased Assets to Buyer pursuant to the terms of this Agreement, the Transition Services Agreements, the Assignment and Assumption and Bill of Sale, the Patent Assignment Agreement and the Local Transfer Agreements, as applicable.
(b)Notwithstanding anything to the contrary in this Agreement, none of the Purchased Assets subject to the Local Asset Purchase Agreement shall transfer to Buyer prior to the closing of the Local Asset Purchase Agreement.
2.4    Purchase Price. In consideration for the Purchased Assets, Buyer agrees to (a) pay and deliver, or cause to be paid and delivered on Buyer’s behalf, to, or at the direction of, Sellers FIVE HUNDRED NINETY NINE MILLION ONE HUNDRED THIRTY SEVEN THOUSAND NINE

HUNDRED NINETY ONE DOLLARS AND TWO CENTS ($599,137,991.02), increased by applicable VAT/GST pursuant to Section 6.1(c) (the “Purchase Price”) and (b) assume the Assumed Liabilities. The Purchase Price will be paid by Buyer to Sellers as follows: (i) FIVE HUNDRED FIFTY NINE MILLION ONE HUNDRED THIRTY SEVEN THOUSAND NINE HUNDRED NINETY ONE DOLLARS AND TWO CENTS ($559,137,991.02) of the Purchase Price shall be paid in cash by wire transfer of immediately available funds at the Closing to the account(s) specified by Sellers to Buyer in writing and (ii) FORTY MILLION DOLLARS ($40,000,000) of the Purchase Price (the “Holdback Amount”) shall be held by Buyer following the Closing Date and released or applied to any indemnification obligation of Sellers pursuant to Section 5.2 of this Agreement.
2.5    Allocation. The Parties agree to allocate for Tax purposes (and, as applicable, to cause their respective Affiliates to allocate for Tax purposes) the Purchase Price and any other amounts treated as consideration for Tax purposes among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Buyer (or its relevant Affiliates) pursuant to this Agreement) in accordance with the principles set forth in Exhibit B and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. law, as appropriate). Within one-hundred and twenty (120) days after the Closing Date, Buyer shall deliver to Sellers a proposed allocation of the Purchase Price and any other amounts treated as consideration for Tax purposes as of the Closing Date among the Purchased Assets (and any other assets that, for Tax purposes, are treated as assets purchased by Buyer (or its relevant Affiliates) pursuant to this Agreement (the “Buyer’s Allocation”)). No later than twenty (20) days following the delivery of the Buyer’s Allocation, Sellers may deliver to Buyer a statement setting forth in reasonable detail any objections thereto, the basis for such objections and Sellers’ proposed allocation (the “Sellers’ Allocation Notice”). Buyer shall consider in good faith any reasonable comments provided in a timely delivered Sellers’ Allocation Notice. If Buyer and Sellers cannot reach an agreement in good faith on such allocation within twenty (20) Business Days after Sellers receive Buyer’s written comments, the Parties agree to refer any disputed items to a nationally recognized, independent accounting or financial services firm reasonably acceptable to the Parties (the “Review Accountant”), who will make a binding determination as to such remaining disputed items. The Review Accountant will have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such disputed items. The Review Accountant shall deliver to Sellers and Buyer a written report setting forth its adjustments, if any, to the Buyer’s Allocation based on the Review Accountant’s determination with respect to the disputed items. Such report shall be final, conclusive and binding on the Parties. The fees and expenses of the Review Accountant shall be borne by Sellers, on the one hand, and Buyer, on the other hand, based on the inverse of the percentage that the Review Accountant’s resolution of the disputed items covered by the Sellers’ Allocation Notice bears to the total amount of such disputed items as originally submitted to the Review Accountant in the Buyer’s Allocation (for example, if the total amount of such disputed items as originally submitted to the Review Accountant equals $1,000 and the Review Accountant awards $600 in favor of the Sellers’ position, sixty percent (60%) of the fees and expenses of the Review Accountant would be borne by Buyer and forty percent (40%) of the fees and expenses of the Review Accountant would be borne by the Sellers). The Buyer’s Allocation, if no Sellers’ Allocation Notice is timely delivered, or as adjusted by Buyer following the timely delivery of a Sellers’ Allocation Notice or, in the event that the parties cannot reach an agreement in good faith, as adjusted pursuant to the determination of the Review Accountant (the “Allocation”), shall be final and binding on the Parties. Each of the Parties (i) shall (and shall cause its Affiliates to) prepare and file all Tax Returns (and Internal Revenue Service Forms 8594) in a manner consistent with the Allocation, (ii)

shall not (and shall cause its Affiliates not to) take any position on any Tax Return, in connection with any Tax Proceeding or otherwise, inconsistent with the Allocation, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), (iii) shall promptly inform each other of any challenge by any tax authority to the Allocation, and (iv) shall consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any challenge to the Allocation or conduct of any Tax Proceeding related to the Allocation.
2.6    Closing Transactions.
(a)Closing.
(i)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages, immediately following the execution and delivery of this Agreement. The date of the Closing is referred to in this Agreement as the “Closing Date.”
(ii)Subject to the following sentence, to the extent reasonably practicable, and unless otherwise agreed by the Parties, it is the intention of the Parties that the Closing will occur on the Closing Date. To the extent that closing does not occur with respect to the transfer of any of the Purchased Assets that are the subject of the Local Asset Purchase Agreement, the Parties shall hold an Additional Closing pursuant to the Local Asset Purchase Agreement for the purpose of purchase and transferring such Purchased Assets. The date of the Additional Closing is referred to in the Agreement as the “Additional Closing Date”. Notwithstanding the foregoing, the Parties agree that the closing of the sale and purchase of all Seller Intellectual Property Rights and Seller Technology will occur on the Closing Date. At the Additional Closing, each Party shall, and shall cause its Affiliates, to make the deliveries set forth in the Local Asset Purchase Agreement in accordance with the terms of the applicable Transition Services Agreements.
(b)Closing Transactions. On the Closing Date, the Parties shall consummate the following (all of which, when consummated on the Closing Date, shall be deemed to have been consummated simultaneously):
(i)Buyer shall pay to Sellers (or to an Affiliate of Sellers designated by Sellers), by wire transfer to an account or accounts designated by Sellers in writing prior to the Closing Date, in immediately available funds, an aggregate amount equal to the Purchase Price, minus the Holdback Amount.
(ii)Each Key Employee shall have delivered to Buyer a copy of such Key Employee’s Key Employee Employment Agreement duly executed by such Key Employee;
(iii)Sellers shall deliver to Buyer each of the following:
A.all of the Purchased Assets (subject to Section 2.3);

B.a certificate of good standing for each Seller (to the extent such a document is applicable to the jurisdiction of such Seller);
C.an Assignment and Assumption and Bill of Sale, duly executed by each Seller, in the form attached to this Agreement as Exhibit A (the “Assignment and Assumption and Bill of Sale”);
D.the Patent Assignment Agreement, including all individual assignment and deeds attached thereto, duly executed by Sellers and their Subsidiaries (which shall include notarizations as specified in the Patent Assignment Agreement);
E.each Transition Services Agreement duly executed by the Sellers party thereto;
F.the Local Transfer Agreements, in each case, duly executed by the Seller party thereto;
G.a duly executed and properly completed Internal Revenue Service Form W-9 or W-8, as applicable, of each Seller, establishing an exemption from U.S. federal backup withholding;
H.copies of the resolutions duly adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and approving the transactions contemplated hereby; and
I.such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby, including any deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of its designees all right, title and interest in, to and under the Purchased Assets in the manner described herein free and clear of all Liens.
(iv)Buyer shall deliver to Seller:
A.the Assignment and Assumption and Bill of Sale duly executed by Buyer and the Affiliate of Buyer party thereto;
B.the Patent Assignment Agreement duly executed by Buyer;
C.each Transition Services Agreement duly executed by Buyer party thereto;
D.the Local Transfer Agreements, in each case, duly executed by Buyer’s Affiliate that is party thereto.
2.7    Assignment of Contracts and Rights. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to transfer or assign any Purchased Contract or other Purchased Asset if an attempted assignment, without the consent of a third party, would constitute a material breach or material contravention of such Purchased Contract or Purchased Asset or a material violation of applicable Law, or would in any way materially adversely affect Buyer or any of its Affiliates. The Parties will, and will cause their respective Affiliates to cooperate with each other to obtain the consent of the other Parties to any such Purchased Contract or Purchased Asset for the assignment of such Purchased Contract (or in the case of a Shared Contract, such portion of the Shared Contract constituting a Purchased Contract) or Purchased Asset to Buyer, including, in the case of each Shared Contract, seeking to bifurcate, novate or otherwise enter into two (2) or more new Contracts with the applicable third party that is party to such Shared Contract and Buyer or its designee, on the one hand, and a Seller, on the other hand, relating to the Product Operations, on the one hand, or the Excluded Assets, on the other hand, respectively (and, when such consent is obtained, Sellers shall sell, convey, assign, transfer and deliver the applicable Purchased Contract (or in the case of a Shared Contract, such portion of the Shared Contract constituting a Purchased Contract) or Purchased Asset to Buyer in accordance with Section 2.1(a)). Unless and until such consent is obtained, the Parties will cooperate in an arrangement under which Buyer would substantially obtain the benefits and substantially assume the obligations under such Purchased Contract (or in the case of a Shared Contract, such portion of the Shared Contract constituting a Purchased Contract) or Purchased Asset in accordance with this Agreement and the Transition Services Agreements, including subcontracting, sublicensing, or subleasing to Buyer, or under which Sellers would enforce, for the benefit of Buyer, with Buyer assuming Sellers’ obligations, any and all rights of Sellers against any third party; provided that Sellers, Buyer and their respective Affiliates shall not be required to take any action that would constitute a material breach of any third party Contract. In connection with the foregoing, Sellers will promptly pay to Buyer when received all monies received by Sellers or any of its Affiliates under any Purchased Contract or Purchased Asset, and Buyer shall pay, defend, discharge and perform all Liabilities (including promptly reimbursing Sellers for any amounts paid) under such Purchased Contracts and Purchased Assets to the extent required under Section 2.2(a). If after the Closing Date, any such Purchased Contract or Purchased Asset becomes transferable or assignable (either because consent for the assignment or execution thereof is obtained or otherwise), Sellers shall reasonably promptly notify Buyer after becoming aware of such fact and cooperate to assign or transfer such Purchased Contract or Purchased Asset to Buyer for no additional consideration. Without limiting the generality of the foregoing, the beneficial interest in and to the Purchased Contracts and the Purchased Assets, to the fullest extent permitted by all applicable Contracts or Laws, will pass to Buyer as of the Closing. Nothing in this Section 2.7 shall be deemed to cause any Purchased Contract or Purchased Asset to constitute an Excluded Asset or any Assumed Liability arising out of or relating to the Purchased Assets or Purchased Contracts to constitute an Excluded Liability.
2.8    Withholding. Notwithstanding any other provision of this Agreement, each Party (the “Payor” for the purposes of this Section 2.8) and any other applicable withholding agent shall have the right to deduct and withhold (or cause to be deducted or withheld) from any amounts otherwise payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided that, if the Payor becomes aware that any such withholding may be required, it shall (i) use commercially reasonable efforts to notify the recipient of its intent to deduct and withhold such amounts and (ii) reasonably cooperate with the recipient to reduce the amount required to be deducted and withheld in accordance with applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction or withholding was made. The Payor shall furnish the recipient with certificates or receipts as support of payment of such deduction or withholding to the relevant Governmental Entity.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLERS
Except as set forth in the corresponding section of the disclosure schedules delivered by Sellers to Buyer in connection with the execution of this Agreement (the “Sellers Disclosure Schedules”), Sellers jointly and severally represent and warrant to Buyer that each of the representations and warranties contained in this Article III are true and correct as of the date hereof and, each of the representations and warranties contained in Section 3.6, to the extent that such representations and warranties are applicable to the Purchased Assets being transferred pursuant to the Local Asset Purchase Agreement, shall be true and correct as of the Additional Closing Date:
3.1    Organization and Corporate Power.
(a)Each Seller is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization, has the authority to carry on the Product Operations as now being conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Product Operations requires such qualification.
(b)Each of the Sellers has delivered to Buyer correct and complete copies of the Organizational Documents of such Seller, as amended through the Closing Date. No Seller is in violation of any terms of its Organizational Documents, as amended through the Closing Date.
3.2    Authorization of Transactions. Each Seller has full corporate or other organizational power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery by each Seller of this Agreement and all other Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of such Seller. No other corporate proceedings on the part of any Seller or any of its Subsidiaries are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding agreements of each Seller, enforceable against each Seller in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”). Upon the execution and delivery by each Seller or one or more of its Subsidiaries of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the valid and binding obligations of such Seller and any such Subsidiaries, enforceable against such entity in accordance with their terms, subject to the Enforceability Limitations.
3.3    Sufficiency of Assets.
(a)Except for Infrastructure Assets and as otherwise set forth in Section 3.3 of the Sellers Disclosure Schedules, the Purchased Assets, together with the rights granted under this Agreement and the other Transaction Documents, comprise (i) all of the material lab equipment, manufacturing equipment and related tangible assets owned or purported to be owned by Sellers and their respective Affiliates as of Closing and used in, held for use or necessary to operate the Product Operations as presently conducted and as presently contemplated by Sellers and their respective Affiliates to be conducted, (ii) all Intellectual Property Rights (other than Marks) owned or purported to be owned by Sellers and their respective Affiliates as of Closing as are used, held for use or necessary to operate the Product Operations as presently conducted and as presently contemplated by Sellers and their respective Affiliates to be conducted, and (iii) copies of all of the Books and Records that are necessary to operate the Product Operations as presently conducted and as presently contemplated by Sellers and their respective Affiliates to be conducted. Subject to Section 2.7, the Purchased Assets, together with the rights granted under, and the transactions contemplated by, this Agreement and the other Transaction Documents, and assuming the provision by Buyer or its Affiliates to the Product Operations of (A) assets, rights and services that are substantially equivalent to the Excluded Assets described in Sections 2.1(b)(i), 2.1(b)(ii), 2.1(b)(iii), 2.1(b)(v), 2.1(b)(xiii), 2.1(b)(xiv) and 2.1(b)(xvii) and (B) the assets and rights used in, held for use or necessary to operate the Buyer SOC Operations, would enable Buyer to conduct the Product Operations immediately after the Closing in a manner equivalent in all material respects to the manner in which the Sellers presently conduct and presently contemplate conducting the Product Operations. All of Sellers’ tangible Purchased Assets are in good operating condition and repair in all material respects.
(b)Neither Sellers nor any of their respective Subsidiaries operates or conducts any business related to the design, development, specification, characterization, manufacture, having manufactured or testing of hard drive memory controllers SOCs or hard drive SOCs, other than (i) the Product Operations, (ii) the Retained Businesses in relation to the Retained SOCs, and (iii) activities relating to the incorporation or compatibility of SOCs into or with Sellers’ hard drives, including with respect to controller and channel features.
3.4    Absence of Conflicts. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Sellers or any of their respective Subsidiaries for the execution, delivery and performance by Sellers or any of their respective Subsidiaries of this Agreement or the other Transaction Documents or the consummation by Sellers and their respective Subsidiaries of the transactions contemplated by this Agreement or the other Transaction Documents. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents by a Seller or its Subsidiaries nor the consummation by such Seller or its Subsidiaries of the transactions contemplated by this Agreement or the other Transaction Documents will (a) conflict with or violate any provision of such Seller’s or any of its Subsidiaries’ articles of organization, operating agreement or other Organizational Documents, (b) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, loss of benefits or other Loss, cancellation or acceleration) under, any of the terms, conditions or provisions of any Purchased Contract or (c) violate or infringe, in any material respect, any Law applicable to such Seller or any of its Subsidiaries, its Affiliates, the Product Operations or any of its or their assets, including the Purchased Assets.
3.5    Absence of Certain Developments. Except as contemplated by this Agreement and except as set forth on Section 3.5 of the Sellers Disclosure Schedules, since January 1, 2023:
(a)Sellers have conducted the Product Operations in the Ordinary Course of Business;
(b)there has not occurred any Material Adverse Effect;
(c)there has been no entry into or amendment of any agreements pursuant to which any Seller or any of its Subsidiaries (i) assigns, transfers or licenses exclusively to any Person any Seller Intellectual Property Rights or (ii) otherwise grants to any Person exclusive rights in any Seller Intellectual Property Rights;
(d)there has been no assignment, transfer, lease, license or other disposition of, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the material properties, rights or assets of any Seller or any of its respective Subsidiaries used or held for use in, related to or otherwise helpful to maintaining the Product Operations or the Purchased Assets, except in the Ordinary Course of Business, or the imposition of any Lien (other than a Permitted Lien) on, any properties, rights or assets that are Purchased Assets;
(e)there has been no reduction or increase in the amount of any insurance coverage of Sellers or any of their Subsidiaries with respect to the Purchased Assets and the Product Operations provided by existing insurance policies other than upon the expiration of any such policy;
(f)there has been no disclosure of any proprietary confidential information comprising the Purchased Assets or otherwise relating to the Product Operations to any Person that is not either subject to any fully assignable confidentiality agreement or bound by a legal duty to keep such information confidential;
(g)Sellers have not materially increased the salary, bonus or other compensation or benefits payable to any Product Operations Employees, other than: (i) as required by Law or a Labor Agreement; (ii) the initial compensation and benefits provided to a prospective Product Operations Employee in connection with the hiring of such Product Operations Employee prior to the date hereof; or (iii) increases (including in connection with promotions) in the Ordinary Course of Business consistent with past practice;
(h)Sellers have not established, adopted, amended or terminated any Plan in which any Product Operations Employee participates for which Buyer or any of its Affiliates may be responsible;

(i)Sellers have not accelerated or committed to accelerate the funding, payment or vesting of any compensation or benefits provided to any Product Operations Employee, including under any Plan, other than as required by Law or a Labor Agreement; and
(j)Sellers have not (i) modified, extended, terminated or entered into any Labor Agreement in which any Product Operations Employee participates; (ii) recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative of Sellers or any of their Affiliates in which any Product Operations Employee participates; or (iii) waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Product Operations Employee.
3.6    Title to Tangible Assets.
(a)The applicable Seller or its Subsidiaries owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), the tangible Purchased Assets including all of its tangible personal property, Lab Assets, and other tangible assets included in the Purchased Assets. Other than this Agreement, none of Sellers nor any of their Subsidiaries or Affiliates is a party to any option, warrant, purchase right or other Contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any of the tangible Purchased Assets. Upon the consummation of the transactions contemplated hereby, Buyer will acquire sole ownership of (and in the case of any leased Purchased Assets, valid leasehold interests in) all of the tangible Purchased Assets, free and clear of all Liens (other than (i) Liens imposed or granted by Buyer or any of its Affiliates and (ii) Permitted Liens).
(b)No tangible properties or tangible assets used by any Seller in the conduct of the Product Operations (other than work in process and finished goods inventory), as currently conducted, nor any Lab Assets are held in the name or in the possession of any Person or entity other than the applicable Seller.

3.7    Taxes.
(a)All material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Product Operations have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.
(b)All Taxes required to be paid with respect to the Purchased Assets, the Assumed Liabilities and the Product Operations (whether or not shown as due on any Tax Return) have been duly and timely paid.
(c)Each Seller and each of its Subsidiaries has timely and properly collected, withheld and paid over to the appropriate Governmental Entity (or where such payment is not yet due, set aside in an account for such purpose), all material Taxes required to have been collected, withheld and paid over in connection with amounts received or owed from or paid or owing to any Product Operations Employee, creditor, stockholder, customer or other third party, and has complied in all material respects with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements), in each case, with respect to or in connection with the Purchased Assets, the Assumed Liabilities or the Product Operations.
(d)There is no Tax Proceeding with respect to material Taxes pending or threatened in writing with respect to or relating to the Purchased Assets, the Assumed Liabilities or the Product Operations. No written claim has been made by a Governmental Entity in a jurisdiction where a Seller or any of its Subsidiaries does not file Tax Returns of a particular type with respect to or relating to the Purchased Assets, the Assumed Liabilities or the Product Operations that a Seller or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in such jurisdiction with respect to or relating to the Purchased Assets, the Assumed Liabilities or the Product Operations.
(e)There are no Liens (other than Permitted Liens) for Taxes upon any of the Purchased Assets.
(f)There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due with respect to the Purchased Assets, the Assumed Liabilities or the Product Operations for any Tax period.
(g)No material deficiencies, claims, issues or adjustments have been asserted, assessed, proposed or, to the Knowledge of Seller, threatened in writing by a Governmental Entity in connection with any Taxes or Tax Returns with respect to the Purchased Assets, the Assumed Liabilities or the Product Operations that remain unresolved.
(h)With respect to the Product Operations, each Seller and each of its Subsidiaries has collected all material sales and use Taxes required to be collected by it and has remitted, or will remit on a timely basis, such collected Taxes to the appropriate Governmental Entity.
(i)Seagate Technology HDD (India) Private Limited operates within a special economic zone in India pursuant to local country approval, as reflected in the documents listed on Section 3.7(i) of the Sellers Disclosure Schedules.
3.8    Contracts and Commitments.
(a)Section 3.8 of the Sellers Disclosure Schedules sets forth each of the following Contracts to which any of Sellers or any of their Subsidiaries is a party or bound with respect to or relating to the Product Operations, other than Contracts with Buyer or any of its Affiliates (the “Business Contracts”):
(i)any Contract pursuant to which any Seller or any of its Subsidiaries purchases products or services in excess of $500,000 in any year, excluding any sales orders or purchase orders relating thereto (other than In-Bound Licenses) and excluding any Contracts for Infrastructure Assets;

(ii)each Contract which provides for “exclusivity” or any similar requirement in favor of any Person other than Sellers or any of their Subsidiaries, or each Contract under which Sellers are restricted in any material respect in the distribution, licensing, marketing, purchasing, development or manufacturing of the Seller Products;
(iii)any settlement agreement or settlement-related agreement (including any agreement under which any threatened or asserted employment-related claim is settled) in each case that contains any on-going material obligation of Sellers or any of their Subsidiaries;
(iv)any Contract granting a right of first refusal or first negotiation with respect to the sale of any of the Purchased Assets;
(v)each Purchased Contract;
(vi)each Contract providing for payments of royalties, franchise fees or commissions to third Persons with respect to the Product Operations;
(vii)each (i) In-Bound License (including libraries provided by foundries), other than (A) Open Source Licenses, (B) Contracts for commercially available off-the-shelf Software (including SaaS agreements) available for an annual aggregate fee of $50,000 or less, and in each case that is not incorporated into any Seller Products, (C) Contracts for Infrastructure Assets, (D) commercial Contracts to the extent including ancillary licenses to use a third Person’s Marks or feedback; (E) licenses granted in Contributor Assignment Agreements; (F) license rights received by Sellers from members of a SSO through a Seller’s membership in a SSO, and (G) confidentiality agreements; and (ii) Out-Bound License, other than (1) confidentiality and non-disclosure agreements; and (2) non-exclusive licenses in Contracts with consultants, contractors and vendors to the extent granting licenses in connection with the counterparty’s provisions of products or services to or for any of the Sellers; and (3) license rights granted by Sellers to members of an SSO through Seller’s membership in an SSO that is set forth in Section 3.9(k) of the Sellers Disclosure Schedules.
(viii)any Contract granting a Lien (other than a Permitted Lien) upon any Purchased Asset; and
(ix)each Contract providing for any license or franchise granted by any Seller pursuant to which such Seller has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person.
(b)As of the date of this Agreement, Sellers have made available to Buyer true and correct copies of all Business Contracts, together, in each case, with all written amendments or other changes thereto. Each Business Contract is a valid and binding obligation of the applicable Seller or its Subsidiaries and is in full force and effect. The applicable Seller and its Subsidiaries have performed all material obligations required to be performed by it under each Business Contract. There exists (and is not alleged to exist) no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of the applicable Seller, its Subsidiaries or its

Affiliates or, to the Knowledge of Sellers, on the part of any other party thereto under any Business Contract. No event is occurring or has occurred (in the case of any event with respect to a third party under any Business Contract, to the Knowledge of Sellers) that with or without notice or lapse of time would permit termination, modification, or acceleration, under any Business Contract. None of Seller, its Subsidiaries or its Affiliates or any other party thereto has repudiated any provision of any Business Contract. There are no circumstances that are reasonably likely to have an adverse effect on the ability of the applicable Seller or its Subsidiaries to perform their respective obligations under any Business Contract. With respect to all Business Contracts that obligate the applicable Seller or its Subsidiaries to purchase all or part of its requirements of Seller Products, such Seller or its applicable Subsidiaries have met such purchase obligations required by such Business Contracts.
3.9    Intellectual Property.
(a)Section 3.9(a) of the Sellers Disclosure Schedules sets forth a complete and accurate list of all Seller Intellectual Property Rights that are Registered Intellectual Property (the “Seller Registered Intellectual Property”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and where applicable, the title; and (iv) the date of filing or registration. Sellers and their Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Seller Registered Intellectual Property. The Seller Registered Intellectual Property is subsisting, unexpired, and to the Knowledge of Sellers, valid and enforceable, and none of the Seller Registered Intellectual Property has lapsed or been abandoned or cancelled (other than on the expiration of the full term for such Registered Intellectual Property). For purposes of the foregoing sentence, with respect to applications, “subsisting,” “unexpired,” and “valid and enforceable” shall mean, collectively, that the application has been properly filed and is pending.
(b)All Seller Intellectual Property Rights are owned exclusively by Sellers or their respective Subsidiaries free and clear of any Liens (other than Permitted Liens). Without limiting the foregoing, Sellers or their respective Subsidiaries have sole, clear and unencumbered title, other than Permitted Liens, to each item of Seller Registered Intellectual Property and all assignments of Registered Intellectual Property to Sellers or their respective Subsidiaries have been properly executed and recorded. Sellers or their respective Subsidiaries exclusively own or have a valid and enforceable interest in, free and clear of all Liens (other than Permitted Liens), all semiconductor IP, tooling, mask works, and other Technology for all Seller Products that are semiconductor devices, and all Intellectual Property Rights with respect to such Technology. No Person other than Sellers or their respective Subsidiaries have the right to license or grant rights, or offer to grant licenses or rights, to any Seller Intellectual Property Rights to any other Person.
(c)(i) All Seller Intellectual Property Rights are, and immediately following the Closing will be, freely licensable and transferrable by Buyer without payment or the granting of consideration to any other Person; (ii) Sellers and their Subsidiaries, and immediately following the Closing, Buyer, may exercise, transfer, or license the Seller Intellectual Property Rights and the Seller Technology, without restriction or payment to any Person; and (iii) neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of Buyer to transfer, alienate, enforce or license any Seller Intellectual Property Rights or Seller Technology.

(d)Neither Sellers nor any of their Subsidiaries has received any notice, or otherwise has Knowledge that, (i) any of the Seller Registered Intellectual Property is subject to any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity adversely affecting the use thereof or rights thereto by Sellers or their Subsidiaries, or (ii) there is any opposition or cancellation Proceeding pending against Sellers or their Subsidiaries concerning the ownership, validity or enforceability of any Seller Registered Intellectual Property (other than in the case of (i) or (ii)) office actions or Proceedings in the ordinary course of prosecution of any pending applications for registration or issuance of any Registered Intellectual Property.
(e)The Product Operations, including the development, design, manufacture, provision, and sale of any Seller Products, do not infringe, misappropriate or otherwise violate, and have not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person, and following the Closing, when conducted in substantially the same manner by Buyer, will not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person.
(f)There are no Proceedings or claims pending or, to the Knowledge of Sellers, threatened against Sellers or any of their Subsidiaries, and there have been no complaints, or claims or notices received by Sellers or any of their Subsidiaries since January 1, 2021 through the date hereof, alleging, or could reasonably be construed to allege, any infringement, misappropriation or violation of any Intellectual Property Rights of any other Person by Sellers or any of their Subsidiaries in respect of the Product Operations, or any request or demand for indemnification or defense (including cease and desist letters and invitations to license) received by Sellers or any of their Subsidiaries from any other Person in respect of the alleged infringement, misappropriation or violation of any Intellectual Property Rights of another Person in respect of the Product Operations. Neither Sellers nor any of their Subsidiaries is subject to any outstanding order that restricts the use, transfer or licensing of any Seller Intellectual Property Rights. To the Knowledge of Sellers, no Person is infringing, misappropriating or violating any Seller Intellectual Property Rights. Since January 1, 2021, neither Sellers nor any of their Subsidiaries has brought any Proceeding against any other Person, or provided any other Person with written (or to Sellers’ Knowledge, unwritten notice) notice, alleging that any Person is infringing, misappropriating or otherwise violating any Seller Intellectual Property Rights.
(g)Neither this Agreement nor any of the transactions contemplated hereby will cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Seller Intellectual Property Rights, (ii) the grant of any rights or licenses to any Seller Intellectual Property Rights or any Intellectual Property Rights owned by Buyer or any of Buyer’s Subsidiaries, (iii) the release from escrow of any Software or other Technology included in the Purchased Assets, or (iv) additional material payment obligations by Buyer in order to use or exploit any Intellectual Property Rights to the same extent as Sellers and their Subsidiaries were permitted before the date of this Agreement, except to the extent any of the foregoing arise by operation of any Contracts to which Buyer or its Subsidiaries is a party.
(h)Sellers and their Subsidiaries have secured from all employees, consultants and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Seller

Intellectual Property Rights or Seller Product (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Contributors’ Intellectual Property Rights in such contribution that Sellers or any of their Subsidiaries does not already own by operation of law. No Contributor owns or, to the Knowledge of Sellers, claims any rights, licenses, claims or interest whatsoever with respect to any such Intellectual Property Rights or Seller Product. Without limiting the foregoing, Sellers have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Contributors, in each case without material modification from Sellers’ forms for such agreement (and copies of the forms of each such agreement used by Sellers or any of their Subsidiaries have been made available to Buyer) (each, a “Contributor Assignment Agreement”) and, to the Knowledge of Sellers, no Contributor has materially violated such Contributor Assignment Agreement or otherwise misappropriated any Trade Secret.
(i)Sellers and their Subsidiaries have taken commercially reasonable steps to protect and maintain their respective rights in Trade Secrets included in the Seller Intellectual Property Rights or that have been disclosed to Sellers or any of their Subsidiaries by any other Person, and there have been no material unauthorized uses or disclosures of any such Trade Secrets that Sellers or their Subsidiaries have intended to maintain as Trade Secrets.
(j)Neither Sellers nor any of their Subsidiaries has received any support, funding, resources or assistance from any Governmental Entities, academic institutions, or research centers in the development of any Seller Product, Seller Intellectual Property Rights, or Seller Technology that resulted in, or will result in, such third parties being granted any rights or licenses to, or ownership interest in, any Seller Intellectual Property Rights (or Intellectual Property Rights that would have been, in the absence of such support, funding, resources or assistance, Seller Intellectual Property Rights).
(k)Neither Sellers nor any of their Subsidiaries is a member of or party to, or has participated in any patent pool, industry standards body, standards development organization, trade association or other organization (“SSO”) pursuant to the rules of which Sellers or any of their Subsidiaries is obligated to license or offer to license any Seller Intellectual Property Rights to any Person or grant any right or license to any Seller Intellectual Property Rights to any other Person upon the sale or transfer thereof. Section 3.9(k) of the Sellers Disclosure Schedules contains an accurate and complete list of all SSOs with respect to which any Seller is or was a member, participant or contributor relating to the Seller Intellectual Property Rights.
(l)Sellers and their Subsidiaries are in material compliance with the Open Source Licenses for Open Source Materials used by Sellers and their Subsidiaries for the Product Operations, including notice and attribution obligations. No Open Source Material is compiled together with, or is otherwise linked with or incorporated into, any proprietary Software distributed by Sellers or any of their Subsidiaries in a manner that would subject such proprietary Software within the Seller Technology to the terms of an Open Source License, including requiring any portion of such proprietary Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge or (iv) grant, or have the effect of granting, any other Person any right or license to any Patent or other Intellectual Property Right. Neither Sellers nor any of their Subsidiaries has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software to any escrow agent or other Person who is not an employee or consultant acting on behalf of Sellers or any of their Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any proprietary Software within the Seller Technology to or by any such escrow agent or other Person.
3.10    Litigation; Proceedings. There are no material Proceedings pending or, to the Knowledge of Sellers, threatened or reasonably plausible (given the facts and circumstances that exist) against or affecting the Product Operations, the Purchased Assets or the Assumed Liabilities at Law or in equity, or before or by any Governmental Entity. Neither Sellers nor any of their respective Subsidiaries are subject to any outstanding order, writ, injunction, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator with respect to the Product Operations, the Purchased Assets or the Assumed Liabilities. There is no pending amount to be paid, either to or by Sellers, with respect to any settled or adjudicated Proceeding with respect to the Product Operations, the Purchased Assets or the Assumed Liabilities. There is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller and neither Sellers nor any Affiliate thereof is subject to any outstanding order, in each case, as would reasonably be expected to materially impair the ability of any Seller to perform its obligations under this Agreement.
3.11    Employees and Employee Benefit Plans.
(a)Sellers have made available a complete and accurate list of each Product Operations Employee, including with respect to each Product Operations Employee, to the extent permitted by applicable Law, (i) name, (ii) title/position, (iii) hire date, (iv) annual base salary or hourly wage rate, (v) incentive and bonus opportunities (including commission opportunities) for the current performance year, (vi) earned incentive or bonus (including commissions) and target incentive pay for the 2022 performance year, (vii) work location (including country and state or province, as applicable), (viii) status as full-time or part-time and exempt or nonexempt, (ix) status as active or on an approved leave of absence, type of leave (disciplinary or non-disciplinary) and expected return to work date, if applicable and (x) work authorization, immigration permit or visa status.
(b)Section 3.11(b) of the Sellers Disclosure Schedules sets forth a complete and accurate list of all independent contractors that are natural persons that are currently performing services or under contract to perform future services for Sellers related to Product Operations (except to the extent that such services relate primarily to the Infrastructure Assets).
(c)Section 3.11(c) of the Sellers Disclosure Schedules contains a complete and accurate list of all material Plans (other than Plans that are required by applicable Law) in which Product Operations Employees participate or are eligible to participate; provided, however, that, to the extent there exist certain forms of agreements or arrangements that would constitute Plans, Sellers shall be required to list only the forms of such agreements or arrangements and any material deviations from such forms and provided, further, that offer letters or other employment agreements that do not provide for severance payments or benefits, other than such severance payments or benefits required by applicable Law, will not be deemed material for purposes of this sentence. Sellers have (i) made available to Buyer a complete and accurate copy of each material Plan in which Product Operations Employees participate or (ii)

provided or made available to Buyer a complete and accurate description of the material terms of each material Plan in which Product Operations Employees participate (other than Plans that are required by applicable Law), and each Plan that (i) is an individual agreement with any Product Operations Employee, or (ii) provides for incentive compensation to any Product Operations Employee. For purposes of the disclosure and production requirements of this Section 3.11(c), to the extent a form agreement or arrangement is applicable to the broader Plan, only such form shall be disclosed or made available (in addition to any other agreement or arrangement applicable to any Product Operations Employee that materially deviates from such form).
(d)Other than the reimbursement obligations contemplated by Section 6.9, no act or omission has occurred and no condition exists with respect to any Plan that has, or is reasonably likely to, result in any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code for which Buyer or any of its Affiliates may be responsible.
(e)Sellers do not now maintain, and have never maintained, any group health plan for which Buyer or any of its Affiliates may be responsible. Neither Sellers nor any of their respective ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six (6) years maintained, contributed to, been required to contribute to, or incurred any liability (contingent or otherwise) with respect to, (i) any plan intended to be qualified under Section 401(a) of the Code, (ii) any plan that is subject to Title IV of ERISA or (iii) any plan subject to Section 412 of the Code or Section 302 of ERISA.
(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events, including any termination of employment or service) is reasonably likely to (i) result in any payment (including severance or bonus payment), becoming due to any Product Operations Employee, (ii) result in any forgiveness of Indebtedness to any Product Operations Employee, (iii) increase the compensation or benefits provided to any Product Operations Employee under any Plan, (iv) result in the acceleration of the time of payment or vesting of any such compensation or benefits payable to any Product Operations Employee, or (v) result in any compensation or benefits to be paid or provided to any Product Operations Employee to be subject to the excise tax for U.S. federal income tax purposes by reason of Section 4999 of the Code.
(g)Each Plan in which a Product Operations Employee participates that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.
(h)Neither Sellers nor any of their Subsidiaries is a party to any collective bargaining or other labor union Contract with respect to the Product Operations Employees, no such collective bargaining agreement is being negotiated by Sellers or any of their Subsidiaries, and to the Knowledge of Sellers, no campaign or other attempt for recognition has been made by any labor organization with respect to the Product Operations Employees. There is no pending or, to the Knowledge of Sellers, threatened labor dispute, strike or work stoppage involving the Product Operations Employees.
(i)Sellers and their Subsidiaries have complied with all Laws relating to the employment of the Product Operations Employees in all material respects, including any provisions thereof relating to: (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; and (iv) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower Laws, and other employment Laws.
(j)Since January 1, 2021 (i) to the Knowledge of Sellers, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Product Operations Employee, (ii) there are no Proceedings pending or, to the Knowledge of Sellers, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any Product Operations Employee, and (iii) neither Sellers nor any of their Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or discrimination by any Product Operations Employee.
3.12    Insider Transactions. Except as set forth on Section 3.12 of the Sellers Disclosure Schedules, no individual who is an Affiliate, officer or director of a Seller, or to the Knowledge of Sellers, any immediate family member of any such individual or any entity which is an Affiliate of such individual (other than Sellers and their Affiliates) (collectively, the “Insiders”) is a party to any Business Contract or material transaction with a Seller pertaining to the Product Operations or Purchased Assets other than Plans entered into in the Ordinary Course of Business. Except as set forth on Section 3.12 of the Sellers Disclosure Schedules, no Insider has any direct or indirect interest in any Business Contract pertaining to the Product Operations or Purchased Assets to which a Seller or any of its Subsidiaries is a party or by which it may otherwise be bound, or purchases from, or sells, licenses or furnishes to, a Seller or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or services material to the Product Operations or Purchased Assets, or competes in any material respect with a Seller with respect to the Product Operations or Purchased Assets. Section 3.12 of the Sellers Disclosure Schedules describes all Business Contracts pertaining to the Product Operations or Purchased Assets between Seller or its Subsidiaries, on the one hand, and any Insider, on the other hand.
3.13    Compliance with Laws.
(a)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Product Operations, (i) each of Sellers and its Subsidiaries have complied with and is in compliance with all applicable Laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof, (ii) no Seller or any of its Subsidiaries has been served with or otherwise received notice that any claim has been filed alleging a violation of any such Laws or regulations, and (iii) no investigation or review or civil penalty claims by any Governmental Entity with respect to any Seller or any of its Subsidiaries is pending or, to the Knowledge of Sellers, threatened.

(b) Sellers or their Affiliates own or possess all right, title and interest in all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state, local, and international governments or regulatory authorities, or other similar rights are used in or necessary to hold the Purchased Assets or to operate the Product Operations as presently conducted and as presently contemplated by Sellers and their respective Affiliates to be conducted (collectively, the “Licenses”) and Sellers are in material compliance in all respects with the terms and conditions of such Licenses. No loss or expiration of any material License is pending or threatened. The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any material License.
(c)With respect to the Purchased Assets, for the prior five (5) years, none of Sellers, any of their Subsidiaries nor any controlled Affiliates, nor, to the Knowledge of Sellers, any Product Operations Employee or agent of the foregoing nor Person who performs or has performed services for or on behalf of any of them (a) has used any funds for unlawful contributions, gifts, payoffs, rebates, bribes, entertainment or other unlawful payments relating to political activity or (b) has made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.
3.14    Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Product Operations: (a) each Seller and its Subsidiaries have complied with and are currently in compliance with all Environmental and Safety Requirements applicable to the Product Operations, (b) the Product Operations is not subject to any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements and (c) no Seller nor any of its Subsidiaries has received any written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, with respect to the Product Operations.
3.15    Suppliers.
(a)Section 3.15(a) of the Sellers Disclosure Schedules sets forth a true, accurate and complete list of the ten (10) largest suppliers of the Product Operations in terms of expenditures during the most recently completed fiscal year of Sellers and their Subsidiaries and the portion of the current fiscal year of Sellers and their Subsidiaries through March 31, 2024, and showing the total expenditures in each such period from each such supplier, excluding Buyer and its Affiliates.
(b)Since January 1, 2021, there has not been any material adverse change in the business relationship, and there has been no material dispute, between any Seller or any of their respective Subsidiaries and any Person identified on Section 3.15(a) of the Sellers Disclosure Schedules.
3.16    Privacy and Security.
(a)Since January 1, 2021, in respect of the Product Operations, Sellers and their Subsidiaries have complied and are in compliance in all material respects with all applicable Laws of all Governmental Entities, or any self-regulating organization, regarding privacy, security or data protection (collectively, the “Privacy Laws”). Sellers and their Subsidiaries have maintained, enforced and complied with in all material respects with all written privacy, security and data protection policies (collectively, the “Privacy Policies”) with respect to any confidential information used in the Product Operations. Neither this Agreement nor any Transaction Documents will violate the terms and conditions of any Privacy Policies, any applicable Privacy Laws or the privacy rights of any Person.
(b)Each Seller, each of its Subsidiaries and each of its Affiliates has not, in respect of the Product Operations, received any oral or written notice of investigation for potential breach of any Privacy Laws with respect to: (i) personally identifiable information (including but not limited to name, address, telephone number, email address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of users of Sellers’, their Subsidiaries or their Affiliates’ Internet, web, digital and mobile sites, and mobile applications, suppliers and distributors), whether any of same is accessed or used by Sellers, their Subsidiaries or any of their business partners; (ii) spyware and adware; (iii) the sending of solicited or unsolicited electronic mail messages; and (iv) confidential or classified information or information whose use, possession or disclosure is regulated or restricted by any Governmental Entity.
(c)Sellers, their Subsidiaries and their Affiliates take commercially reasonable steps consistent with generally accepted industry standards to protect the operation, confidentiality, integrity and security of the Software, systems and Internet, web, digital and mobile sites of the Product Operations, and mobile applications and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, within the twenty-four (24)-month period ending on the date hereof, and there have been no breaches of same that would require by applicable Law notification or remedial action.
(d)Sellers, their Subsidiaries and their Affiliates have the right to transfer to Buyer all Personal Information included in the Purchased Assets owned or held by them pursuant to the terms of this Agreement and such transfer shall not violate any applicable Privacy Laws or other applicable Laws; provided that Buyer adheres to the terms of the privacy statement and all applicable Privacy Laws and other Laws following the Closing. Buyer’s use of such Personal Information in the manner it was used by Seller prior to Closing will comply in all material respects with applicable Privacy Laws or other applicable Laws.
3.17    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, any of their Subsidiaries or any of their Affiliates.
3.18 No Other Representations and Warranties. Except for the representations and warranties contained in Article IV, Sellers acknowledge that neither Buyer nor any of its Representatives makes, and Sellers specifically disclaim and acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Buyer or any of its Affiliates, including with respect to the accuracy or completeness of any information, documents or materials made available to Sellers or their Representatives, whether orally or in writing in expectation of the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that each of the representations and warranties contained in this Article IV are true and correct as of the date hereof:
4.1    Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the Laws of Singapore and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents in a timely manner.
4.2    Authorization of Transactions. Buyer has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Buyer has duly approved this Agreement and each of the other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and each of the other Transaction Documents to which Buyer is a party have been duly executed and delivered by such entity, as applicable, and constitute the valid and binding agreements of such entity, as applicable, enforceable against such entity, as applicable, in accordance with their terms, subject to the Enforceability Limitations.

4.3    No Conflicts. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Buyer for the execution, delivery and performance by such entity of this Agreement or the other Transaction Documents to which it is a party or the consummation by such entity of the transactions contemplated by this Agreement or the other Transaction Documents. Neither the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is a party nor the consummation by such entity of the transactions contemplated by this Agreement and the other Transaction Documents will (a) conflict with or violate any provision of the Organizational Documents of such entity, or any of its Subsidiaries, (b) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, loss of benefits or other Loss, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such entity or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (c) violate or infringe, in any material respect, any Law applicable to such entity, or any of its Subsidiaries or any of its properties or assets. None of the representations and warranties in this Section 4.3 shall be deemed to relate to any Antitrust Laws.
4.4    Litigation. There is no Proceeding pending or to the knowledge of Buyer, threatened against Buyer and neither Buyer nor any Affiliate thereof is subject to any outstanding order, in each case, as would reasonably be expected to materially impair the ability of Buyer to perform its obligations under this Agreement.
4.5    No Other Representations or Warranties. Except for the representations and warranties contained in Article III or any certificate delivered hereunder or in any Transaction Documents or other Contract between the Parties related to the transactions contemplated hereby, Buyer acknowledges that neither Sellers nor any of their Representatives makes, and Buyer specifically disclaims and acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Sellers or any of their Affiliates, including with respect to the accuracy or completeness of any information, documents or materials made available to Buyer or its Representatives, whether orally or in writing, including in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE V

INDEMNIFICATION AND RELATED MATTERS
5.1    Survival; Risk Allocation.
(a)Survival of Representations, Warranties and Covenants. The representations and warranties of Sellers in Article III or in any certificate delivered hereunder (and any rights arising out of any breach of or inaccuracy in any such representations and warranties) shall survive the Closing and shall continue in full force and effect until the date that is fifteen (15) months from the Closing Date, except that the representations and warranties set forth in Section 3.1(a) (Organization and Corporate Power); Section 3.2 (Authorization of Transactions); clause (a) of Section 3.4 (Absence of Conflicts); Section 3.6(a) (Title to Assets); Section 3.7 (Taxes); and Section 3.17 (Brokers) (collectively, “Seller Fundamental Representations”) shall survive the Closing and continue in full force and effect until sixty (60) calendar days after the expiration of the applicable statute of limitations (including any applicable extension thereof). Any obligations to indemnify and hold harmless in relation to any of the foregoing shall not terminate with respect to any claim as to which the Person to be indemnified shall have given notice (stating the basis of the claim for indemnification) to the indemnifying party in accordance with Section 5.2(e) before the termination of the applicable survival period until such claim is finally resolved. The representations and warranties of Buyer contained in Article IV shall not survive and shall terminate upon the Closing (and there shall be no Liability after the Closing in respect thereof). The covenants and agreements contained in this Agreement shall survive the Closing indefinitely until fully performed.

(b)Notification of Claims. Notwithstanding the foregoing, if prior to 11:59 p.m., Pacific time, on the last day of the applicable survival period, the Indemnifying Party has been notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of on the last day of the applicable survival period, such claim will continue to survive and will remain a basis for indemnity hereunder, and for the Buyer Indemnified Party to receive recovery with respect to such Losses, until such claim is finally resolved or disposed of in accordance with the terms hereof.
(c)Special Rule for Certain Losses. Notwithstanding anything in this Article V to the contrary, the right of any Party to bring claims (and recover Losses), based on the Fraud of another Party shall be without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).
5.2    Indemnification.
(a)Seller Indemnification. Subject to each of the applicable limitations set forth in this Article V, Sellers shall, and cause their Subsidiaries to, jointly and severally, indemnify Buyer and its Affiliates and their respective directors, managers, members, officers, employees, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, charge, fine or expense (including interest, penalties, settlement payments, assessments, judgments, awards and reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, including in connection with enforcing the provisions of this Article V) (collectively, “Losses” and individually, a “Loss”) imposed on, sustained, incurred or suffered by, any Buyer Indemnified Party, whether in respect of third party claims or claims between the Parties, directly or indirectly relating to, arising out of or in connection with:
(i)any and all breaches of any representation or warranty made by Sellers contained in this Agreement or in the Patent Assignment Agreement, the Assignment and Assumption and Bill of Sale or the Local Transfer Agreements, in each case, other than the Assumed Liabilities described in Section 5.2(c)(iii);
(ii)any and all breaches of any covenant, agreement or obligation made by, or to be performed by, Sellers contained in this Agreement or in the Patent Assignment Agreement, the Assignment and Assumption and Bill of Sale or the Local Transfer Agreements;
(iii)all Excluded Assets;
(iv)all Excluded Liabilities, including those Excluded Liabilities set forth on Section 5.2(a)(iv) of the Sellers Disclosure Schedules; or
(v)any Fraud on the part of Sellers or their representatives in entering into this Agreement.

(b)Limitations on Seller Indemnity. The indemnification provided for in Section 5.2(a) above is subject to the following limitation:
(i)Sellers shall not be liable to any Buyer Indemnified Party for any Loss arising under Section 5.2(a)(i) (other than with respect to any breach, inaccuracy or failure to be true and correct of any of the Seller Fundamental Representations or in the case of Fraud) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties under Section 5.2(a)(i) exceeds ONE MILLION DOLLARS ($1,000,000) in the aggregate (the “Basket”), in which case Sellers shall be liable for all such Losses from the first dollar, including any such Losses that comprised part of the Basket.
(ii)The maximum aggregate liability of Sellers under Section 5.2(a)(i) (other than with respect to any breach, inaccuracy or failure to be true and correct of any of the Seller Fundamental Representations or in the case of Fraud) shall be SIXTY MILLION DOLLARS ($60,000,000).
(iii)The maximum aggregate liability of Sellers under Section 5.2(a)(i) shall be an amount equal to SIX HUNDRED MILLION DOLLARS ($600,000,000).
(iv)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit liability for any breach, inaccuracy or failure to be true and correct in respect of the Seller Fundamental Representations set forth in Section 3.7 (Taxes), or for indemnification pursuant to Section 5.2(a)(ii), Section 5.2(a)(iii), Section 5.2(a)(iv), or Section 5.2(a)(v). To the extent that a claim for indemnification pursuant to Section 5.2(a) may be properly characterized in multiple ways such that such claim may or may not be subject to different limitations depending on such characterization, then the Buyer Indemnified Parties shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with Section 5.2(a).
Notwithstanding anything to the contrary herein, the rights and remedies of the Buyer Indemnified Parties hereunder shall not be limited by the fact that Buyer Indemnified Party had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Buyer Indemnified Party’s own investigation or through disclosure by the Sellers, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing.
(c)Buyer Indemnification. Subject to each of the applicable limitations set forth in this Article V, Buyer shall, and cause its Subsidiaries to, jointly and severally, indemnify Sellers and their respective Affiliates and their respective directors, managers, members, officers, employees, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Losses imposed on, sustained, incurred or suffered by, any Seller Indemnified Party, whether in respect of third party claims or claims between the Parties, directly or indirectly relating to, arising out of or in connection with (provided, for the avoidance of doubt, but without limiting the assumption by Buyer of the Assumed Liabilities and the Sellers’ right to specific performance with respect thereto, that

Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to any Assumed Liabilities except to the extent such Assumed Liabilities are included in clauses (i) through (iii) below):
(i)any breach, default or violation (or action or omission that with or without the passage of time or the giving of notice or both would result in a breach, default or violation) of the Purchased Contracts by Buyer or its Affiliates following the Closing Date;
(ii)the employment or service of any Transferred Employee that arise following the Closing Date and which relate to Contracts or obligations expressly assumed or implemented by Buyer; and
(iii)[*].
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit liability for indemnification pursuant to Section 5.2(c).
(d)Materiality. Notwithstanding any provision of this Agreement to the contrary, for purposes of determining any breach, inaccuracy or failure to be true and correct of any representation, warranty, covenant or other agreement contained in this Agreement (other than for purposes of Section 3.5(b) hereof) and the amount of any Losses resulting therefrom, any materiality, Material Adverse Effect or other similar qualifications contained or incorporated, directly or indirectly, in any such provision shall be disregarded and have no effect (as if such standard or qualification were deleted from such provision).
(e)Procedure.
(i)If a Buyer Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) seeks indemnification under this Article V, such Indemnified Party shall give written notice (A) to Sellers, in the case of a Buyer Indemnified Party and (B) Buyer, in the case of a Seller Indemnified Party (as applicable, the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, Proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification, which notice shall (x) specify in reasonable detail the nature of the claim being made, including the relevant provisions of this Agreement, and (y) state the aggregate dollar amount of Losses to which the Indemnified Party claims to be entitled to indemnification pursuant to this Article V that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred, by such Indemnified Party pursuant to such claim; provided that, the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder (including with respect to periods before such notification) except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party. For the avoidance of doubt, the Indemnifying Party shall be entitled to dispute or contest any such indemnification claim, including pursuant to Section 7.9. In that regard, if any action, lawsuit, Proceeding, investigation or other claim shall be brought or asserted by any third party for which an Indemnified Party has made a claim for indemnity pursuant to this Article V, the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, Proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole expense, and, at the

Indemnifying Party’s option (subject to the limitations set forth below), shall be entitled to appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party; provided that such Indemnifying Party shall not have the right to assume the control of the defense of any third party claim that: (i) seeks injunctive or other equitable relief against the Indemnified Party that would materially affect the Indemnified Party’s business (provided that, for purposes of this clause (i), materiality shall be determined as if such Indemnified Party had an enterprise value equal to the enterprise value of Seller Parent), (ii) seeks monetary damages the amount of which would reasonably be expected to materially exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder as determined by the good faith estimate by such Indemnified Party or (iii) that is criminal or regulatory in nature. If the Indemnifying Party is permitted and elects to assume the defense of any third party claim, it shall as promptly as practicable (and in any event within twenty (20) days, or sooner, if the nature of the third party claim so requires) following notice in accordance with the first sentence of this Section 5.2(e)(i) notify the Indemnified Party of its intent to do so, acknowledge in writing to the Indemnified Party its obligation to fully indemnify the Indemnified Party in accordance with this Article V. If (1) the Indemnifying Party elects not to or is not entitled pursuant to the terms hereof to elect to assume the defense of any third party claim, or contests its obligations to indemnify the Indemnified Party for such Losses in accordance with Article V or (2) upon request from the Indemnified Party, fails to provide assurance to the Indemnified Party that it has adequate financial resources to defend against, and fully indemnify the Indemnified Party in accordance with Article V for any Losses identified in such third party claim, then the Indemnified Party may control and defend such third party claim; provided that the Indemnified Party shall keep the Indemnifying Party reasonably and as promptly as practicable apprised of the status of such third party claim and use commercially reasonable efforts to allow the Indemnifying Party to participate therein at its own expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not consent to a settlement or compromise of, or the entry of any judgment arising from, or otherwise settle or compromise, any such third party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless (A) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities by all relevant parties to such third party claim; (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party; (C) such third party claim does not involve any material non-monetary relief (including any material injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party; and (D) the settlement of such third party claim would not have a material and adverse impact on the Product Operations.
(ii)If the Indemnifying Party shall assume the defense of any third party claim, the Indemnified Party may participate at his, her or its own expense, in the defense of such third party claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate, (ii) counsel to the parties shall have reasonably mutually determined that a material conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party or (iv) the amount of the monetary recovery is reasonably expected to exceed the amount the Indemnifying Party is otherwise obligated to provide indemnification for under this Agreement. The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party claim. Notwithstanding anything in Section 5.2(e)(i) or this Section 5.2(e)(ii) to the contrary, no Indemnified Party may settle or compromise any third party claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed) unless the claimant and the Indemnified Party provide to the Indemnifying Party an unqualified release from all Liability in respect of such third party claim.
(f)Calculation of Losses. All Losses that an Indemnified Party is entitled to indemnification under this Article V shall be calculated net of any amounts actually recovered under insurance policies in each case with third parties (in each case, calculated net of reasonable expenses incurred in procuring such recovery and, with respect to recoveries from insurance, any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of such Indemnified Party solely as a result of the insurance claim related to such Loss). In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article V, such Indemnified Party will be entitled to recover a particular dollar of Losses associated with such matter only once under this Article V.
(g)Release of Holdback Amount.
(i)No later than 11:59 p.m., Pacific time, on the date that is the fifth (5th) Business Day following the date on which the later of the Transition Services Agreements expires or is terminated in accordance with its terms (the “First Release Date”), Buyer shall pay the First Release Amount to Sellers in cash by wire transfer of immediately available funds to the account(s) specified by Sellers to Buyer. The “First Release Amount” means the amount equal to (A) TWENTY-FIVE MILLION DOLLARS ($25,000,000), minus (B) the sum of all Losses incurred or paid by the Buyer Indemnified Parties in the aggregate with respect to which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article V as of the First Release Date, minus (C) the sum of all Losses estimated in good faith to result from Outstanding Claims as of the First Release Date. “Outstanding Claims” means, as of the applicable date of determination, then-pending indemnification claims or demands for indemnification pursuant to this Article V. For the avoidance of doubt, if the First Release Amount is less than zero, then the First Release Amount shall be deemed to be zero.
(ii)No later than 11:59 p.m., Pacific time, on the fifth (5th) Business Day following the fifteen (15)-month anniversary of the Closing Date (the “Final Release Date”), Buyer shall pay the Final Release Amount to Sellers in cash by wire transfer of immediately available funds to the account(s) specified by Sellers to Buyer. The “Final Release Amount” means the amount equal to (A) FIFTEEN MILLION DOLLARS ($15,000,000), minus (B) the sum of all Losses incurred or paid by the Buyer Indemnified Parties in the aggregate with respect to which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article V between the First Release Date and the Final Release Date (including with respect to any Outstanding Claims as of the First Release Date that are resolved prior to the Final Release Date), minus (C) the sum of all Losses estimated in good faith to result from Outstanding Claims as of the Final Release Date. For the avoidance of doubt, if the Final Release Amount is less than zero, then the Final Release Amount shall be deemed to be zero.
(iii)With respect to any Outstanding Claim as of the First Release Date or the Final Release Date, as applicable, the parties agree that, when such Outstanding Claim is resolved, Buyer shall pay, in cash by wire transfer of immediately available funds to the account(s) specified by Sellers to Buyer, the Resolved Amount (if any) with respect to such Outstanding Claim to Sellers. As used in this Agreement, “Resolved Amount” means, with respect to any Outstanding Claim, the Losses estimated in good faith to result from such Outstanding Claims and retained by Buyer as of the First Release Date or the Final Release Date, as applicable, minus any amounts agreed or determined to be owed by Sellers in indemnification pursuant to this Article V. For the avoidance of doubt, if the Resolved Amount for any given Outstanding Claim is less than zero, the Resolved Amount for such Outstanding Claim shall be deemed to be zero.
(iv)Notwithstanding anything to the contrary contained herein, the Holdback Amount shall be retained by Buyer (including on behalf of the Buyer Indemnified Parties) beyond the First Release Date or the Final Release Date, as applicable, in satisfaction of the liability for indemnification of Sellers pursuant to this Article V upon (and only upon) Mutual Consent or a Final Determination. As used herein, (A) “Mutual Consent” means a signed consent by Buyer and Sellers that all or a portion of the funds comprising the Holdback Amount shall be retained by Buyer (including on behalf of the Buyer Indemnified Parties) beyond the First Release Date or the Final Release Date, as applicable, in satisfaction of the liability for indemnification of Sellers pursuant to this Article V, and (B) “Final Determination” means a final judgment, decree or order (for which purpose, a judgment, decree or order of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined) of any court of competent jurisdiction which may be issued, together with the written payment instructions of the prevailing party to effectuate such order, in each case provided to Buyer and Sellers.
(h)Exclusive Remedy. Subject to Section 6.4 (Specific Performance) (including with respect to Buyer’s assumption of the Assumed Liabilities) and Section 5.1(c) (Special Rule for Certain Losses) and without limiting the rights and remedies of the parties to the Transition Services Agreements or any other Contract entered into by Buyer on the one hand, and any Sellers on the other hand, in connection with this Agreement (other than the Patent Assignment Agreement, the Assignment and Assumption and Bill of Sale or the Local Transfer Agreements), the indemnification provided pursuant to this Article V shall be the sole and exclusive remedy for any Losses as a result of, with respect to or arising out of (A) any breach of any representation, warranty or covenant set forth in this Agreement, the Patent Assignment Agreement, the Assignment and Assumption and Bill of Sale or the Local Transfer Agreements, (B) the Assumed Liabilities, (C) the Excluded Liabilities to the extent relating to the Product Operations, the Seller Products, the Purchased Assets or the Product Operations Employees, and

(D) and the transactions contemplated hereby. Notwithstanding anything in this Article V to the contrary, in the event that any Buyer Indemnified Party makes a claim for Losses as a result of a breach or failure to be true of Section 3.3 (Sufficiency of Assets), Sellers may satisfy in full their obligation to indemnify and hold harmless the Buyer Indemnified Parties with respect to such Losses, without further Liability under this Agreement, by transferring, licensing or otherwise making available to Buyer the assets, properties and rights that are the subject of such breach or failure to be true.
(i)In the event that, after the date of Closing, a Seller (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the acquiring party shall expressly assume the obligations set forth in this Article V to the extent that such obligations would not be assumed or otherwise transfer to the acquiring party by operation of law. No Seller shall take, nor shall they permit any of their respective subsidiaries to take, directly or indirectly, any action that is intended or designed to circumvent or avoid the obligations of Sellers under this Article V.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Certain Tax Matters.
(a)Straddle Periods. For all purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes attributable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) Taxes (other than Property Taxes) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date.
(b)Transfer Taxes. Subject to Section 6.1(c), Sellers and Buyer shall each be responsible for fifty percent (50%) of, and shall pay as and when due, any and all transfer, stock transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) imposed in connection with the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, “Transfer Taxes”). The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of any Transfer Taxes shall be responsible for the preparation and timely filing of such Tax Return and shall promptly provide a copy of such Tax Returns to Buyer or Sellers, as applicable. The Parties shall reasonably cooperate as necessary to (i) enable the timely preparation and filing of such Tax Returns and other filings relating to such Transfer Taxes and (ii) obtain any available reduction, exclusion or exemption from any Transfer Tax; provided that, notwithstanding any of the foregoing, neither Buyer nor any of its Affiliates shall be required to file any claim for reduction, exemption or exclusion from any Transfer Taxes if Buyer determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on Buyer or any of its Affiliates.

(c)VAT/GST. All sums payable under or pursuant to this Agreement, including, for avoidance of doubt, the Purchase Price are (unless expressly stated otherwise) exclusive of any applicable VAT/GST. Buyer (or any of its Affiliates) shall, subject to the receipt of a valid VAT/GST invoice, pay to Sellers (or an Affiliate of Sellers) an amount equal to any VAT/GST Sellers (or an Affiliate of Sellers) are required to account for in respect of the sale of the Purchased Assets in addition to the Purchase Price (which for the avoidance of doubt, shall not be calculated including any portion of the Purchase Price invoiced by Sellers for the assets located in the U.S. in accordance with Section 2.4). Neither any Seller nor Buyer shall, with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents, waive any exemptions from VAT/GST without the written consent of the respective other Party. Sellers shall cooperate with Buyer in good faith in order to claim any refund of VAT/GST paid by Buyer pursuant to this Agreement. For the avoidance of doubt, any such refund shall be the property of Buyer.
(d)Technology Transfer Agreement. The Parties intend for this Agreement to be a “technology transfer agreement” as defined in California Revenue and Taxation Code section 6012(c)(10) and California Sale and Use Tax Regulations 1507 and agree that certain assets transferred pursuant to this Agreement constitute “intangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)). To the extent that such intangible personal property are transferred through the use of “tangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)), the Parties agree that the amount of any applicable sales or use tax imposed on such tangible personal property shall be reasonably determined by the Parties acting in good faith, of the fair market value for such tangible personal property. The Parties agree to comply with any requirements for qualifying this Agreement as a technology transfer agreement in accordance with applicable Law.
(e)Cooperation and Exchange of Information. Following the Closing, Buyer and Sellers shall provide, and shall cause their respective Affiliates to provide, to the other Party such cooperation, documentation and information relating to the Purchased Assets, Assumed Liabilities and Product Operations as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, (iii) conducting any Tax Proceeding, or (iv) making any Tax election. Each Party shall make, and shall cause its Affiliates to make, its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
(f)Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), for all applicable Tax purposes, the Parties agree to treat any indemnification payments made pursuant to Article V as an adjustment to the purchase price.
6.2    Publicity. Seller Parent shall file a Form 8-K with the U.S. Securities and Exchange Commission with respect to the Transaction Documents and the transactions contemplated thereby in the form agreed with Buyer prior to the date hereof. So long as this Agreement is in effect, except as may be required by applicable Law or stock exchange rule or regulation, no Party nor any of its Subsidiaries, shall issue or cause the publication of any press release or other public announcement or with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party;

provided, however, that (x) in the case of disclosure required by applicable Law or stock exchange rule or regulation, (i) the disclosing Party shall give the other Party a reasonable opportunity to review and comment on such disclosure and the disclosing Party shall consider any comments in good faith and (ii) the disclosing Party shall reasonably cooperate with the other Party if such other Party elects to object to the request or demand, seek a protective order narrowing the scope of such disclosure, seek a confidential filing in compliance with such applicable Law or stock exchange rule or regulation, or seek a protective order limiting the use or disclosure of the disclosure, (y) neither Party shall be required by this Section 6.2 to provide any such review or comment to the other Party to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to the Transaction Documents or the transactions contemplated thereby and (z) notwithstanding anything in the foregoing to the contrary, the Parties and their Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 6.2.
6.3    Further Assurances.
(a)Subject to the provisions of this Agreement, each of the Parties and Seller Parent shall, and shall cause their applicable Subsidiaries to, execute and deliver such further instruments of conveyance and transfer or other documentation as the other Parties may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities.
(b)Subject to Section 2.7, if, during a ten (10) year period following the Closing, any right, property or asset that would constitute an Excluded Asset is found to have been transferred to Buyer or its Subsidiaries in error, either directly or indirectly, Buyer shall transfer, or shall cause its Subsidiaries to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to the applicable Sellers or its designated Affiliate indicated by such Seller in writing. If, during a ten (10) year period following the Closing, any right, property or asset that would constitute a Purchased Asset is found to have been retained by the applicable Seller or any of its Affiliates in error, either directly or indirectly, such Seller shall transfer, or Seller Parent shall cause such Affiliate to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to Buyer or its designated Subsidiary, indicated by Buyer in writing.
(c)Sellers shall, or Seller Parent shall cause Sellers’ applicable Affiliates to, promptly pay or deliver to Buyer any monies or checks received by Sellers or any of their respective Affiliates following the Closing to the extent they are (or represent the proceeds of) a Purchased Asset. Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Sellers any monies or checks that have been received by Buyer or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.
(d)Following the Closing, Sellers shall reasonably cooperate with Buyer and its Affiliates in obtaining any Licenses that do not constitute Purchased Assets and that are not otherwise held by Buyer or its Affiliates.
6.4    Specific Performance.
(a)The Parties agree that irreparable damage would occur in the event that any Party fails to perform its covenants and obligations under this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at Law or in equity.
(b)Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, including the obligation of the Parties to consummate the Closing following execution of this Agreement as required by Section 2.6, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
6.5    Expenses. Subject to the treatment of Transaction Expenses of Sellers and Transaction Expenses of Buyer contemplated hereby and Transfer Taxes in Section 6.1(b), each of the Parties shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
6.6    Confidentiality.
(a)The Parties acknowledge that the information being provided to it in connection with this Agreement and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective as of the date hereof, the confidentiality obligations of Buyer under the Confidentiality Agreement shall terminate with respect to Evaluation Material (as defined in the Confidentiality Agreement) of Sellers to the extent related to the Product Operations, the Purchased Assets or the Assumed Liabilities and not constituting an Excluded Asset, and the foregoing shall automatically become Evaluation Material (as defined in the Confidentiality Agreement) of Buyer and subject to the confidentiality obligations of Sellers under the Confidentiality Agreement.
(b)For five (5) years after the Closing, unless Buyer has otherwise consented in writing, each Seller shall, and shall cause its Subsidiaries to, retain in confidence any information to the extent related to the Product Operations, the Purchased Assets or the Assumed Liabilities and shall not disclose such confidential information to any Person other than its Representatives; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 6.6(b), (ii) is required to be disclosed by applicable Law, stock exchange rule or regulation or to a Governmental Entity or otherwise required or requested in connection with compliance with applicable Law or judgment or (iii) relates to any dispute between the Parties relating to the Transaction Documents or any transactions contemplated thereby. The foregoing shall not (A) prohibit any Seller or its Subsidiaries from disclosing such confidential information for the purpose of complying with the terms of, or performing under, any of the Transaction Documents or (B) limit any of the rights granted to each Seller or its Subsidiaries under the Transaction Documents. Furthermore, the provisions of this Section 6.6(b) will not prohibit any retention of copies of records or any disclosure as may be, and only to the extent, necessary to comply with applicable Law or in connection with the preparation and filing of financial statements with a Governmental Entity or Tax Returns of any Seller or its controlled Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
6.7    Intellectual Property.
(a)Sellers acknowledge and agree that, except as specifically set forth herein, from and after the Closing neither Sellers nor any of their Affiliates shall oppose, dispute or contest the ownership or validity of, or any rights of, Buyer or its Affiliates in or to the Seller Intellectual Property Rights. Sellers shall, and shall cause their Affiliates to, (i) not retain copies of any Seller Technology, except as expressly set forth herein or in any other written agreement between the Parties, and (ii) cease and discontinue any and all uses of the Seller Intellectual Property Rights immediately following the Closing, except as expressly licensed or otherwise authorized herein or in any other written agreement between the Parties.
(b)Effective as of the Closing, each Seller and Seller Parent, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Buyer and its Affiliates a non-exclusive, perpetual, irrevocable, non-sublicensable (except to vendors, consultants, customers and others in the supply chain, in connection with their providing or receiving goods or services to or from Buyer and its Affiliates, but not for the independent use of such Persons) and non-assignable (except as permitted under Section 6.7(d)), royalty-free, fully paid up, worldwide license under all Intellectual Property Rights owned by such Seller or its Affiliates as of Closing (other than (i) the Seller Intellectual Property Rights, (ii) any Marks, and (iii) any non-Patent Intellectual Property Rights that were neither used nor held for use in the Product Operations or the Seller Products as of or prior to Closing) (collectively, the “Seller Licensed IP”), to conduct the current and future operation of the Product Operations (including any marketing, selling and distribution of Seller Products), including to make, have made, use, lease, sell, offer to sell, export, import, distribute, and otherwise dispose of Seller Products (including any natural extensions thereof). The above license includes any Patent that claims priority to or shares priority with any Patent included in the Seller Licensed IP, including any continuation, continuation in part, divisional, reissue, or any foreign counterpart of any such Patent and any extensions thereof, but in each case excluding any Patent that is included in the Seller Intellectual Property Rights. Buyer agrees that no license is being granted by Sellers in respect of any Seller-owned Intellectual Property Rights other than the Seller Licensed IP.
(c)Effective as of the Closing, Buyer, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Sellers and their Affiliates, a non-exclusive, perpetual, irrevocable, non-sublicensable (except to vendors, consultants, customers and others in the supply chain, in connection with their providing or receiving goods or services to or from Sellers and their Affiliates, but not for the independent use of such Persons) and non-assignable (except as permitted under Section 6.7(d)), royalty-free, fully paid up, worldwide license, to conduct the current and future operation of the Retained Businesses, under all Seller Intellectual Property Rights (other than any non-Patent Intellectual Property Rights that are not embodied by Shared Technology and were neither used nor held for use in the Retained Business or the Retained Products as of or prior to Closing (collectively, the “Buyer Licensed IP”)), including to make, have made, use, lease, sell, offer to sell, export, import, distribute, and otherwise dispose of Retained Products (including any natural extensions thereof). The above license includes any Patent that claims priority to or shares priority with any Patent included in the Buyer Licensed

IP, including any continuation, continuation in part, divisional, reissue, or any foreign counterpart of any such Patent or any extensions thereof. Sellers agree that no license is being granted by Buyer in respect of any Buyer-owned Intellectual Property Rights other than the Buyer Licensed IP.
(d)The licenses granted pursuant to Section 6.7(b) and 6.7(c) may be assigned to an Affiliate of the licensee Party (Seller or Buyer, as applicable) or in connection with a merger, consolidation, or sale of all, or substantially all, of any of the businesses or any material portion of the assets to which the license relates. Notwithstanding the foregoing, in the event of such assignment or in the event of a change of control of the licensee Party or its Affiliates (other than an assignment to an Affiliate of the licensee party), such license shall not be deemed to extend to other businesses or Affiliates of a successor or acquiror.
(e)Seller shall, promptly after Closing, use commercially reasonable efforts to cause each Contributor listed in Section 6.7(e) of the Sellers Disclosure Schedules, to enter into a written agreement, in a form acceptable to Buyer, assigning to Buyer all of such Contributor’s right, title and interest in, to and under all Intellectual Property Rights created by such Contributor.
(f)Sellers shall, promptly after Closing, use commercially reasonable efforts to prepare, obtain and file all documents with the U.S. Patent and Trademark Office (“USPTO”) as reasonably required to correct the name of the applicable Seller currently recorded as owner of record, in order to reflect that the applicable Seller is the sole legal and record owner of the Seller Intellectual Property Rights set forth on Section 6.7(f) of the Sellers Disclosure Schedules.
(g)Sellers shall, promptly after Closing, use commercially reasonable efforts to record with the USPTO assignments from the respective inventors to the applicable Seller in respect of U.S. Patent Nos. 11,011,189 and 10,665,254 (both titled Readback waveform oversampling method and apparatus) and U.S. Patent No. 9,473,266 (Scheduling strategies for iterative decoders).
(h)Within five (5) days after the Closing, the Sellers shall, at Sellers’ sole expense, use reasonable best efforts to obtain a release, in a form reasonably approved by Buyer, with respect to the security interests currently on record against each item of the Seller Intellectual Property Rights (including as set forth on Section 1.1(e) of the Sellers Disclosure Schedules), and file such releases with the USPTO.
(i)Any rights not specifically granted by a Party in this Agreement are reserved by such Party. Neither Party shall have any obligation under this Agreement to provide any improvements, modifications or derivatives of any of its Intellectual Property Rights or to provide any support, training or deliverables in respect of its Intellectual Property Rights. Neither Party shall have any obligation under this Agreement to prosecute, enforce or maintain any Intellectual Property Rights owned by such Party.
(j)Sellers shall, within ten (10) days after Closing, provide Buyer with a schedule of patent counsel engaged in connection with the prosecution of Patents that are part of the Seller Intellectual Property Rights and make introductions between Buyer and such patent counsel to facilitate the continuing prosecution of such Patents.
6.8    Effect of Investigation. Any due diligence, review, audit or other investigation or inquiry undertaken or performed by or on behalf of a Party shall not limit, qualify, modify or amend the representations and warranties (except pursuant to the Sellers Disclosure Schedules) or covenants of the other Parties, or indemnities of the other Parties, made or undertaken pursuant to this Agreement or any Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom.
6.9    Employees.
(a)Section 1.1(c) of the Sellers Disclosure Schedules sets forth a list of those Product Operations Employees, as of April 21, 2024, identified as follows: (i) such schedule identifies the names of such Product Operations Employees and the country in which they currently provide services; (ii) such schedule identifies those Product Operations Employees who, based on the facts and circumstances made known to Sellers as of such date, are on an approved leave of absence (each such employee, a “Leave Employee”); and (iii) such schedule identifies those Product Operations Employees who, based on the facts and circumstances made known to Sellers as of such date, are working under a work visa (each such employee, a “Visa Employee”).
(b)Transferred Employees.
(i)Employment Offers. Buyer or one of its Affiliates shall offer employment, consistent with the terms set forth in this Agreement, to (A) all Product Operations Employees who are Key Employees (the “Key Offered Employees”) and (B) all Product Operations Employees who are not Key Employees (the “General Offered Employees” and, together with the Key Offered Employees, the “Offered Employees”), in each case, pursuant to offer letters with respect to employment that are effective (x) with respect to Key Offered Employees, as set forth in the applicable Key Employee Agreements and (y) with respect to all General Offered Employees, on the Offer Deadline, and, in all cases, in which the Offered Employees tender and acknowledge their resignation from employment from the applicable Seller or Affiliate thereof immediately prior to the applicable employment effective date or such other date as set forth herein (each such offer, an “Employment Offer”). Those Offered Employees who accept an Employment Offer and commence employment with Buyer or one of its Affiliates following the Closing shall be defined as the “Transferred Employees.”
(ii)Key Offered Employees. Buyer shall make Employment Offers to the Key Offered Employees prior to the Closing Date.
(iii)General Offered Employees. Buyer shall make Employment Offers to (A) all General Offered Employees who are currently designated as “interns” (each referred to herein as an "Intern") within thirty (30) days following the Closing Date and (B) all General Offered Employees who are not Interns on or within two (2) Business Days following the Closing Date. Unless otherwise required by applicable Law, (x) Interns shall have six (6) days following the receipt of his or her respective Employment Offer and (y) all General Offered Employees who are not Interns shall have until April 29, 2024, in each case, to accept or reject such offer of employment (the end of such applicable period the “Offer Deadline”), and Buyer shall, and shall cause its Affiliates to keep open and capable of acceptance each such Employment Offer until the first to occur of (1) the acceptance of such offer of employment by such General Offered Employee, or (2) the Offer Deadline.

(iv)Effectiveness of Offers. Offered Employees (including the Key Employees, but excluding Interns, Leave Employees and Visa Employees) who accept an Employment Offer by the date set forth in the Key Employee Agreement or Offer Deadline (as applicable) will be deemed to resign from employment with Seller on May 3, 2024 (or May 5, 2024 for those applicable Offered Employees located at the Pune India site) and commence employment with Buyer or one of its Affiliates on May 6, 2024. The date on which any Offered Employee commences employment with Buyer or one of its Affiliates shall be the “Employment Start Date.”
(v) Effectiveness of Offers for Interns, Leave Employees and Visa Employees. With respect to any Intern who accepts an Employment Offer by the Offer Deadline, such Intern’s Employment Start Date shall be the start date set forth in such Employment Offer and such Intern will be deemed to resign from employment with Seller on the last business day immediately prior to such Employment Start Date. With respect to any Leave Employee or Visa Employee who accepts an Employment Offer by the Offer Deadline, such Leave Employee’s or Visa Employee’s Employment Start Date shall be (A) for Leave Employees, the date on which such Leave Employee returns to work and (B) for Visa Employees, the date on which such Visa Employees secure their visa.
(vi)Notifications. Each applicable Seller covenants and agrees that, unless otherwise required by applicable Law, (A) it will promptly, and in any event within ten (10) days following Buyer notifying Sellers that any Offered Employee has not become a Transferred Employee due to non-acceptance of the applicable Qualifying Offer (a “Declining Employee”), terminate (and shall cause its applicable Affiliates within such period to terminate) the employment of such Offered Employee, and (B) other than severance payments under severance arrangements existing as of the date hereof and set forth on Section 3.11(c) of the Sellers Disclosure Schedules, payout of accrued but unused vacation time and gratuity payments, in each case, due to Offered Employees located within India and other than as required by Law, it will not provide (and shall cause its applicable Affiliates to not provide) severance benefits to any Offered Employee who does not become a Transferred Employee due to non-acceptance of the applicable Qualifying Offer; provided, however, that Buyer, in its sole discretion, may require that a Declining Employee be retained (and not terminated) by Sellers for a period not to exceed ninety (90) days following the applicable Offer Deadline and to cause such Declining Employee to provide services to Buyer (including knowledge transfer) pursuant to the Transition Services Agreement and Buyer shall reimburse Sellers for the reasonable compensation costs of such Declining Employee (it being understood and agreed that any such Declining Employee’s voluntary resignation of employment with Sellers shall not result in a breach by Sellers of this obligation). To the extent (x) an Offered Employee is not provided with a Qualifying Offer and (y) such Offered Employee is subsequently terminated by a Seller within forty-five (45) days following the consummation of this Agreement (in any case, each, a “Terminated Employee”), Buyer shall reimburse such Seller for any severance required to be paid to such Terminated Employee(s) pursuant to a Plan set forth on Section 3.11(c) of the Sellers Disclosure Schedules or pursuant to applicable Law, in each case within thirty (30) days of receipt of documentation from such Seller specifying (1) the applicable requirement to pay such severance and (2) the name of such Terminated Employee(s) and the amounts paid thereto.

(c)Subject to any more favorable requirements under applicable Laws, each Employment Offer shall provide an offer of a Comparable Position for such Transferred Employee (each such Employment Offer, a “Qualifying Offer”).
(d)As of and after the date any United States-based Product Operations Employee commences employment with Buyer or one of its Affiliates, Buyer shall provide such United States-based Product Operations Employee with credit for such Transferred Employee’s service with Seller prior to the Employment Start Date to the same extent such service is recognized by Seller immediately prior to the Employment Start Date for purposes of future severance opportunity and vacation accrual under each employee benefit plan, policy or arrangement maintained or made available for the benefit of such Transferred Employee as of and after the Employment Start Date by Buyer or any of its Affiliates that is a severance or vacation benefit plan. As of and after the date any India-based Product Operations Employee commences employment with Buyer or one of its Affiliates, Buyer shall provide such India-based Product Operations Employee with credit for such Transferred Employee’s service with Seller prior to the Employment Start Date to the same extent such service is recognized by Seller immediately prior to the Employment Start Date for purposes of future non-statutory severance opportunities only under each employee benefit plan, policy or arrangement maintained or made available for the benefit of such Transferred Employee as of and after the Employment Start Date by Buyer or any of its Affiliates that is a non-statutory severance plan. For the avoidance of doubt, other than as expressly set forth herein, Buyer will not take any past years of service with Sellers into account for any other purposes with respect to India-based Product Operations Employees, including, without limitation, for purposes of determining statutory tenure-based benefits (including gratuity, severance, or earned leave).
(e)Notwithstanding anything else contained in this Agreement, the Parties do not intend for this Agreement to amend any employee benefit plans, programs or arrangements or create any rights or Liabilities except between the Parties. No current or former employee of Sellers (or any other person referred to in this Section 6.9, besides the Parties) including any beneficiary or dependent thereof, shall be entitled to assert any claim hereunder. Without limiting the generality of this Section 6.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties), including without limitation any current or former employee, officer, director or consultant of Sellers or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)In the event that the transfer of employment of the Transferred Employees in connection with the transactions contemplated by this Agreement constitutes a “separation from service” (as such term is defined under Section 409A of the Code) for purposes of the 2015 Seagate Technology Holdings PLC Compensation Plan (the “Deferred Compensation Plan”) for any Transferred Employee who is a Participant (as such term is defined in the Deferred Compensation Plan) in the Deferred Compensation Plan (each such employee being a “DCP Employee”) for whom such separation from service constitutes or causes a Distribution Event (as such term is defined in the Deferred Compensation Plan) under the Deferred Compensation Plan, Sellers will be responsible for distributing any Distributable Amounts (as such term is defined in the Deferred Compensation Plan) to such DCP Employee in accordance with the terms of the Deferred Compensation Plan. For the avoidance of doubt, Seller shall retain all Liabilities under the Deferred Compensation Plan following the Closing Date.

6.10    Risk of Loss; Insurance.
(a)Sellers shall retain the risk of loss with respect to the tangible Purchased Assets in India (the “Covered Purchased Assets”), subject to any Local Transfer Agreement, until the Additional Closing and shall use reasonable best efforts to maintain coverage for such Purchased Assets under Sellers’ or their Subsidiaries’ occurrence-based third-party liability insurance policies through the Additional Closing Date.
(b)Solely with respect to losses or damages to the Purchased Assets, each of which occurred or existed prior to the Closing, or the Covered Purchased Assets and, in each case, to the extent covered by Sellers’ or their Subsidiaries’ occurrence-based third-party liability insurance policies that constitute Excluded Assets (“Available Insurance Policies”) subject in all cases to the terms and limitations of such policies (“Valid Pre-Closing Claims”), (x) Buyer may promptly notify Sellers of any matter that is reasonably expected to give rise to a claim under any such policy (provided that the failure to promptly notify Sellers shall not relieve Sellers from their obligations under clause (y)), and (y) Sellers shall, and shall cause their Subsidiaries to, at Buyer’s sole expense (A) make Valid Pre-Closing Claims and use commercially reasonable efforts to pursue and seek to recover on such claims and (B) promptly deliver to Buyer any insurance proceeds received with respect thereto (calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Sellers or their Subsidiaries to the extent as a result of such claims, and taking into account the available coverage under each relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims of Sellers or their Subsidiaries that are pending under such policy at the time the claim for the benefit of Buyer is made); provided that, unless otherwise deducted from the proceeds received by Buyer, Buyer shall pay (or reimburse Sellers for), without duplication, any deductibles or retention amounts or other costs in each case to the extent resulting from any claim made by Sellers or their Subsidiaries on behalf of any of Buyer or its Subsidiaries under such policies for Valid Pre-Closing Claims. It is understood and agreed that claims for benefits or coverage under any insurance policies of Sellers or their Subsidiaries or by any of their respective self-insurance programs for Excluded Liabilities or to the extent relating to the Excluded Assets shall not constitute Valid Pre-Closing Claims. Buyer and Sellers shall cooperate in connection with making any Valid Pre-Closing Claims and each Party shall provide the other with all reasonably requested information necessary to make such claim. Sellers shall reasonably promptly forward to Buyer any communication from an insurer in respect of such claims. Notwithstanding anything to the contrary herein, neither Sellers nor any of their respective Affiliates shall have any obligation to bring any Proceedings to obtain any insurance coverage for any Valid Pre-Closing Claim.
(c)Neither Sellers nor any of their respective Subsidiaries shall terminate, amend, modify or waive any rights under any Available Insurance Policies in a manner that would reduce in any material respect the insurance coverage for Losses as to which the Product Operations has made, or could in the future make, a claim for coverage pursuant to Section 6.10(b) for Valid Pre-Closing Claims.
6.11    Litigation and Investigation Support.
(a)For up to five (5) years following the date hereof, Buyer and its Subsidiaries, on the one hand, and Sellers and their Subsidiaries on the other hand, shall reasonably cooperate with each other (and at the requesting Party’s cost and expense with respect to reasonable out-of-pocket costs and expenses of the other Party and its Subsidiaries) in the defense or settlement of any Proceedings (whether pending or threatened) by a third party (other than any Proceeding in which Buyer and Sellers, or their respective Subsidiaries, are adversarial parties) involving the Purchased Assets, Assumed Liabilities, Excluded Assets or Excluded Liabilities, including by providing the other Party and such other Party’s legal counsel reasonable access to employees (as designated by the Party providing such access), records and documents as such other Party may reasonably request, to the extent maintained or under the possession or control of such Party and its Affiliates; provided that either Party may restrict the foregoing access or the provision of such information to the extent that (i) applicable Law requires such Party or any of its Affiliates, as applicable, to restrict or prohibit such access or the provision of such information (provided that such Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit disclosure not in violation of such Law); and (ii) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such Party and its Affiliates shall enter into such customary joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection). The requesting Party shall reimburse the other Party for its reasonable out-of-pocket costs and expenses in performing its obligations under this Section 6.11(a). In connection with the foregoing cooperation, the Designated Attorneys shall discuss in good faith ways to allow the Parties to comply with this Section 6.11 in a cost-effective manner. The Parties agree that, with respect to any matters that are the subject of this Section 6.11(a) and Section 6.1(c), the provisions of Section 6.1(c) (and not this Section 6.11(a)) shall control.
(b)In furtherance of the foregoing, for up to five (5) years following the date hereof, Sellers and Buyer shall and shall cause their respective Subsidiaries to use reasonable efforts to make available to each other, upon written reasonable request, their employees (in each case, as the Parties shall reasonably agree), to the extent reasonably necessary for fact finding, consultation and interviews and as witnesses in connection with any Proceeding or investigation in which the requesting Party may from time to time be involved arising from, or relating to, the conduct of the Product Operations or with respect to any Purchased Asset, Excluded Asset, Assumed Liability or Excluded Liability, in each case subject to Section 6.11(a). Sellers and Buyer agree to reimburse each other for reasonable out-of-pocket costs and expenses incurred by the other or their respective Subsidiaries in connection with providing individuals and witnesses in connection with the foregoing. In furtherance of the foregoing, each Party shall appoint one or more in-house attorney or outside counsel to act as the main point or points of contact with responsibility for obtaining and providing requested records and witnesses in connection with the foregoing (such attorneys, the “Designated Attorneys”). Each Party, through its Designated Attorneys, will work in good faith in any particular legal matter, including by making all reasonable efforts to expedite any matter for which the status of the legal action so requires. Where substantial document collections are required, Sellers and Buyer shall reasonably cooperate together to jointly instruct an electronic discovery provider (who shall be paid solely by the Party requesting such document collection hereunder) to facilitate the collection information under this Section 6.11(b), subject to appropriate confidentiality, procedural and security agreements.  Either Party may advise the other of the need to preserve Books and Records in connection with a claim, litigation or investigation and the reasons for preservation, and the other Party shall in good faith consider implementing a legal hold to preserve such records to the extent reasonably requested within the scope mutually agreed; provided that the Party requesting the legal hold shall indemnify and hold harmless the other Party and its Representatives for all costs, expenses and other Liabilities to the extent arising from or related to such legal hold or preservation.
6.12    Nonsolicitation. During the period from and after the date hereof until two (2) years following the date hereof, Sellers shall not (and shall cause their respective current and future Affiliates not to), directly or indirectly, on Sellers’ own behalf, or on behalf of any other Person hire, engage, retain, solicit or recruit any Product Operations Employee (other than an Offered Employee that is not provided a Qualifying Offer).
ARTICLE VII
MISCELLANEOUS
7.1    Amendment and Waiver. This Agreement may not be amended or modified except by written agreement executed by each of the Parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
7.2    Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by reliable overnight delivery service (with proof of service) or email (with hard copy to follow). Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:
Notice to Buyer:
Broadcom Inc.
3421 Hillview Avenue,
Palo Alto, CA 94304
Email:    [*]
Attention:    [*]
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email:    [*]
    [*]
    [*]
Attention:    [*]
    [*]
    [*]

Notices to Sellers:
Seagate Technology LLC
Address: 47488 Kato Rd.
Fremont, CA 94539
Attention: Chief Legal Officer with Copy to Deputy General Counsel, Commercial & Strategic Transactions
Email: [*]
Email copy to [*]
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304

Email:    [*]
    [*]
    [*]
    [*]
Attention:    [*]
    [*]
    [*]
    [*]
7.3    Binding Agreement; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that after the Closing, Buyer shall have the right to assign its rights and obligations under this Agreement, without consent, to one of its Affiliates, so long as Buyer will remain liable to Sellers for the performance of Buyer’s obligations hereunder.
7.4    Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the Parties.
7.5    Construction.
(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. If any Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(b)For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules to this Agreement) and not to any particular provision of this Agreement, (iii) Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs in and Schedules to this Agreement unless otherwise specified, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (v) the word “or” shall not be exclusive, (vi) provisions shall apply, when appropriate, to successive events and transactions, (vii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require, (viii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (ix) references to “$” shall mean U.S. dollars, (x) references to “written” or “in writing” include in electronic form, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.
7.6    Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no heading had been used in this Agreement.
7.7    Entire Agreement. The Sellers Disclosure Schedules identified in this Agreement are incorporated in this Agreement by reference. This Agreement and the other Transaction Documents and any agreement entered into by the Parties or their Affiliates contemporaneously herewith in connection with the foregoing contain the entire agreement between the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter of this Agreement in any way; provided that, to the extent there is any conflict between this Agreement and the Local Transfer Agreements, this Agreement shall govern.
7.8    Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other Transaction Documents delivered in connection herewith, or the execution or performance of this Agreement or the other Transaction Documents shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
7.9    Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF (AND ONLY IF) SUCH COURT FINDS IT LACKS JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HEREBY IRREVOCABLY

AND UNCONDITIONALLY (I) AGREES NOT TO COMMENCE ANY SUCH ACTION OR PROCEEDING EXCEPT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF (AND ONLY IF) SUCH COURT FINDS IT LACKS JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF; (II) AGREES THAT ANY CLAIM IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF (AND ONLY IF) SUCH COURT FINDS IT LACKS JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF; (III) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS; AND (IV) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS INSIDE OR OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 7.9 IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
7.10    Counterparts; Delivery by Facsimile. This Agreement may be executed and delivered (including by e-mail (PDF) or facsimile transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
7.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.
7.12    No Third-Party Beneficiaries. Except as expressly provided in Article V, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights hereunder.
*    *    *    *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

By:____________________________
Name:
Title:

SEAGATE TECHNOLOGY LLC
By:____________________________
Name:
Title:

SEAGATE SINGAPORE INTERNATIONAL HEADQUARTERS PTE. LTD.
By:____________________________
Name:
Title:
and, solely for purposes of Section 6.3 and Section 6.7 of the Agreement:

SEAGATE TECHNOLOGY HOLDINGS PLC
By:____________________________
Name:
Title: